   As filed with the Securities and Exchange Commission on February 8, 2001
                           Registration No. 333-40460


                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 3
                                      TO

                                    FORM S-1

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                      International Fuel Technology, Inc.
                      -----------------------------------
             (Exact name of Registrant as specified in its charter)

          Nevada                                6770                           88-0357508
          ------                                ----                           ----------
(State or Other Jurisdiction of       (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)         Classification Code Number)       Identification Number)

                           7777 Bonhomme, Suite 1920
                           St. Louis, Missouri 63105
                                 (314) 727-3333
                                 --------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code
                  of Registrant's Principal Executive Offices)

                             William J. Lindenmayer
                           7777 Bonhomme, Suite 1920
                           St. Louis, Missouri 63105
                                (314) 727-3333
                                 --------------
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                                    Copy to:

                            David W. Braswell, Esq.
                             Armstrong Teasdale LLP
                      One Metropolitan Square, Suite 2600
                         St. Louis, Missouri 63102-2740
                                 (314) 621-5070

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                Subject to Completion, Dated February 8, 2001

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.


                      INTERNATIONAL FUEL TECHNOLOGY, INC.

                            UP TO 21,600,000 SHARES

                                  COMMON STOCK



We have prepared this prospectus to allow IIG Equity Opportunities Fund Ltd., or their pledgees, donees, transferees or other successors in interest, to use a "shelf" registration process to sell up to 21,600,000 shares of our common stock which they may acquire upon conversion of convertible debentures they will receive pursuant to a financing transaction and which they will acquire through the exercise of warrants under the terms of the securities purchase agreement. We will receive no proceeds from the sale of these shares by the selling shareholders. However, we may receive proceeds from the sale of convertible debentures to IIG and, if exercised, will receive proceeds from the sale of shares issuable upon the exercise of warrants by IIG.

IIG Equity Opportunities Fund Ltd. is an "underwriter" within the meaning of the Securities Act of the shares offered and sold under this prospectus.

Our common stock is listed on the National Association of Securities Dealers' OTC Bulletin Board under the symbol "IFUE." On February 6, 2001, the closing price of our common stock was $.46 per share.

The purchase of the securities offered through this prospectus involves a high degree of risk.

          See section entitled "Risk Factors" on pages 5 through 13.



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The Date Of This Prospectus Is: ______________

Please read this prospectus carefully. It describes our company and finances. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what was contained in this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                               TABLE OF CONTENTS

                                                                                  PAGE
Summary.........................................................................     3-4

Risk Factors....................................................................    5-13

Use of Proceeds.................................................................      14

Determination of Offering Price.................................................      14

Dilution........................................................................      14

Price Range Of Common Stock And Dividend Policy.................................      15

Selected Financial Data.........................................................   16-17

Selling Shareholders............................................................      18

Plan of Distribution............................................................   19-20

Description of Securities to be Registered......................................   21-23

Interests of Named Experts and Counsel..........................................      23

Description of Business.........................................................   24-34

Management's Discussion and Analysis of Financial Condition
and Results of Operations.......................................................   35-43

Quantitative and Qualitative Disclosures About Market Risk......................      43

Changes in and Disagreements With Accountants on Accounting
and Financial Disclosure........................................................      43

Management......................................................................   43-46

Security Ownership Of Certain Beneficial Owners and
Management......................................................................      47

Certain Relationships and Related Transactions..................................   48-49

Legal Matters...................................................................      49

Experts.........................................................................      49

Available Information...........................................................      50

Index to Financial Statements...................................................     F-1

Part II.........................................................................  II-1-8

Signatures......................................................................    II-9

                                    SUMMARY
                                    -------

The following summary is only a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

International Fuel Technology, Inc.

We are in the business of developing a family of cost-effective fuels known as Performance Enhanced Emission Reduced (PEER) fuels that are designed to improve the efficiency of internal combustion engines, thus reducing the level of certain harmful emissions created through the combustion process. Our company and our products are in the development stage. We plan to market, license and sell our PEER fuels upon completion of the development stage. See "Description of Business."

While we believe that the objectives of our strategic development, production and marketing plans are reasonably attainable, we caution you that our ability to achieve these goals is subject to the risks described in "Risk Factors" below, including the limited resources that we currently have available to pursue our plans, our ability to comply with government regulations and to meet product certification requirements, our reliance on third parties for development and testing of PEER fuels, and the uncertainties associated with the rapidly-changing business and technological environment for development stage companies.

We have our principal executive offices at 7777 Bonhomme, Suite 1920, St. Louis, Missouri 63105. Our telephone number is (314)727-3333 and our website is www.peerfuel.com.

Convertible Debenture Financing

We entered into a Securities Purchase Agreement dated January 3, 2001, in which we agreed to sell up to a total of $3,000,000 worth of 6% convertible debentures due December 31, 2003, to IIG Equity Opportunities Fund Ltd. ("IIG Fund"), the purchasers of the convertible debentures. The debentures are convertible upon issuance. In addition to the convertible debentures, IIG Capital, Inc. ("IIG Capital"), will receive, as a placement fee, up to twelve two year term warrants to purchase 75,000 shares, or up to a total of 900,000 shares, of common stock at an exercise price equal to 130% of the closing bid price on the applicable convertible debenture purchase date. On the closing date of the Securities Purchase Agreement dated January 3, 2001, the IIG Fund will purchase a convertible debenture equal in value to $250,000 and IIG Capital will receive, as a placement fee, a two year term warrant to purchase 75,000 shares of the Company stock at an exercise price equal to 130% of the closing bid price of the common stock on the closing date. Twenty trading days following each convertible debenture purchase, we may request the IIG Fund to purchase additional convertible debentures subject to a minimum amount specified in the Securities Purchase Agreement and a maximum of $250,000. On the date of each subsequent convertible debenture purchase we will issue a two year term warrant to IIG Capital to purchase 75,000 shares of our Company stock at an exercise price equal to 130% of the closing bid price of our the common stock on the subsequent convertible debenture purchase date. We will pay IIG Capital a placement fee equal to 4% of each convertible debenture purchase. See the section entitled "Description of Securities to be Registered" - "Convertible Debentures" for a discussion of the convertible debentures and the conversion formula.

Under the terms of the Securities Purchase Agreement, we also entered into a Registration Rights Agreement in which we are obligated to register with the Securities and Exchange Commission all of the warrant shares, along with the shares we would be required to issue upon the conversion of the debentures. In order to ensure that a sufficient number of shares underlying the convertible debentures are registered, we have elected to register approximately 2 times the number of shares we would be required to issue based on a conversion date of February 6, 2001. No convertible debentures will be issued until the underlying shares become registered with the Securities and Exchange Commission. See the section entitled "Description of Securities to be Registered" -"Registration Rights" for a discussion of the Registration Rights Agreement.

The common stock offered by the selling shareholders through this prospectus is the common stock into which the convertible debentures may be converted and the common stock received through the exercise of their warrants. We are filing this registration statement in order to satisfy our obligations to the selling shareholders under the Registration Rights Agreement.

This registration statement is filed to amend previous filings we made in connection with a financing we negotiated with GEM Global Yield Fund Limited and Turbo International Ltd. We entered into a Convertible Debenture Purchase Agreement with GEM and Turbo on February 25, 2000 in which we agreed to sell a total of $3,000,000 worth of 2% convertible debentures due June 24, 2005. In addition, GEM received a warrant to purchase 390,000 shares of common stock as part of its fee for arranging the financing. GEM exercised the warrants on March 28, 2000 at an exercise price of $.01 per share. The Convertible Debenture Purchase Agreement was amended on June 16, 2000 to reduce the financing commitment to $1,500,000. In connection with the June 16, 2000 amendment, we issued 195,000 shares to GEM and Turbo as consideration for their willingness to extend the term of their financing commitment. The extended term expired on August 24, 2000 when we were unable to have the registration statement declared effective by the SEC. GEM and Turbo were conditionally willing to further extend the deadline, but our management determined that the terms and conditions of the extension were not in the best interests of our shareholders and elected not to enter into the extension.

                               Offering Summary
                               ----------------

Securities Being Offered      Up to 21,600,000 shares of common stock;
                              See Section entitled "Description Of
                              Securities To Be Registered."

Securities Issued
And to be Issued              As of February 6, 2001, 24,692,786 shares of
                              common stock are issued and outstanding.
                              Approximately 6,088,054 shares of common stock are currently available for resale in the public market in reliance on Rule 144 of Securities Act of 1933. Approximately 7,874,447 shares are in the public market in reliance on Rule 144 of Securities Act of 1933 and become eligible for resale at various dates thereafter. In addition, there are up to 10,344,828 shares represented by convertible debentures that may be converted into common stock based on the conversion price that would apply on February 6, 2001, and 900,000 shares that may be issued based on the exercise of warrants. Therefore, upon conversion of the debentures and the exercise of the warrants there could be approximately 35,937,614 shares of our common stock issued and outstanding. The selling shareholders will sell all of the common stock sold under this prospectus. The selling shareholders may also sell shares under Rule 144, if available, rather than under this prospectus.
                              See section entitled "Description Of Securities To
                              Be Registered".

Use of Proceeds               We will not receive any proceeds from the sale of
                              the common stock by the selling shareholders. We will use the proceeds we receive under the Securities Purchase Agreement, to advance research and development, to support investor relations and administrative costs, and for future working capital needs, including to fund the operations of future acquisitions, if any,

                                 RISK FACTORS

An investment in the securities offered through this prospectus is highly speculative and subject to a high degree of risk. Only those who can bear the risk of loss of their entire investment should participate. Prospective investors should carefully consider the following factors, among others, before making an investment in the common stock described in this document.

If We Do Not Get Additional Financing, There is a Risk that Our Business May
Fail.

While we anticipate completing a financing through the sale of convertible debentures, we will not be able to fully realize our strategic objectives or our business plan without obtaining additional financing in the future. We expect proceeds of $3,000,000 from the sale of convertible debentures to cover our budget for the remainder of our current fiscal year. The $3,000,000 is expected to be used as follows: $700,000 for research and development ($350,000 for CARB Certification and $350,000 for Fleet Testing), $250,000 for investor relations, and $900,000 for administration and other expenses, and $1,150,000 working capital for future capital needs, including to fund the operations of future acquisitions, if any. We expect our future capital needs to be significant due to a number of factors, including the amount of additional research and development that is necessary to bring our products to market and any acquisitions we may wish to pursue. The projected amount for additional research and development necessary after this fiscal year to bring PEERFUEL(TM) to market is approximately $2 million. In addition, changes may occur in our current operations that would use available capital resources sooner than anticipated. If our capital resources are not sufficient to meet our future capital needs, we will have to raise more funds to continue the development and commercialization of our products, if any, realized from our technology. If this future financing is not available, investors may lose a substantial portion or all of their investment and our business may fail. We currently have no immediate means for obtaining any additional financing. Consequently, we cannot assure investors that additional financing, when necessary, will be available to us on acceptable terms, or at all .

We Have a History of Operating Losses and Expect to Continue to Realize Losses; We May Not Become Profitable or Be Able to Sustain Profitability.

Since our inception we have incurred significant net losses. For the nine months ended December 31, 1999, we lost approximately $5,100,000, and for the nine months ended September 30, 2000, we lost $4,400,000. Our accumulated deficit as of September 30, 2000 was approximately $18.8 million. The auditors' report on the December 31, 1999 financial statements has been modified for going concern and includes an explanatory paragraph that states we have suffered recurring losses from operations, have negative working capital and cash used in operating activities and have a stockholders' deficit that raises substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. We expect to continue to incur net losses and negative cash flow in the near future. The size of these losses will depend, in large part, on our ability to realize licensing revenues from marketing our products, which is dependent upon achieving certain regulatory approvals or certifications. To date, we have not had any operating revenue from the sale or licensing of our products. Even if we achieve regulatory approvals and certifications, our ability to generate revenues will be dependent upon, among other things, the successful negotiation of licensing agreements, the marketing of our products and the possible sale of our technology. Because we have not yet attempted to license, market or sell our products or our technology, there can be no assurance that we will successfully be able to do so. We expect to spend additional funds on testing for regulatory approvals and certifications, marketing expenses and other research and development efforts. As a result, we expect our operating expenses to increase in the short term which will necessitate higher levels of revenue for profitability when, and if, we begin to generate revenues. Should we achieve profitability there is no assurance we can maintain or increase our level of profitability in the future.

Because We are a Development Stage Company with an Unproven Technology and Little Experience in the Operation of Our Business, There is a Risk that Our Business May Fail.


To date, we have been involved primarily in research, testing and product development. We have only a limited operating history and no experience in producing and bringing to market our products. Potential investors should be aware that there is a substantial risk of failure associated with development stage businesses because of problems encountered in connection with the producing and marketing of products. We have experienced in the past and may experience in the future many of the problems, delays and expenses encountered by any early stage business, many of which are beyond our control. These problems include, but are not limited to:

(1) substantial delays and expenses related to testing and development of our new products,

(2) unanticipated difficulties relating to the production and maketing of a new product in the marketplace;

(3)  competition from larger and more established companies, and

(4)  lack of market acceptance of our new products and technologies,

We have only a limited operating history upon which to base any projection of the likelihood we will prove successful, and thus we cannot assure potential investors that we will achieve profitable operations or even generate any operating revenues.

In addition, our PEER fuel technology is a completely new approach to reducing harmful emissions from certain internal combustion engines and the unproven aspects of our technology may never prove commercially viable. There is the potential that we may not be able to produce on a sustainable basis the preliminary performance results achieved in certain of our research efforts. It is also possible that our products will not meet certain regulatory requirements and we may not be able to manufacture or successfully market our products at a reasonable cost.

It may be several months before we are able to start both regulatory protocol testing for certification and live vehicle fleet testing for our PEER fuel technology. We are not able to gauge the exact amount of additional testing that will be required to achieve the specific regulatory certifications we believe we will need before taking our products to market. In addition, we are uncertain how many fleet test programs will be necessary to definitively prove any fuel economy benefits from our products, nor can there be any assurance that such fleet test programs will prove successful. Difficulties in the development and utilization of a new and unproven technology could limit our ability to develop commercially viable products, which could cause our business to fail. A number of companies have had fuels certified under the CARB equivalency certification program and not all of the fuels have achieved commercial success. The success of any given fuel in the marketplace is dependent upon many factors, with the substantial emphasis being the ability to deliver a sustainable and meaningful economic benefit to the user of that fuel. Despite gaining certification from CARB, fuel processed through the PEERFUEL(TM) system may not contain a level of benefits deemed economically meaningful by the market either through reduction in pollution emissions or enhanced fuel economy.

We May Experience Difficulties in the Introduction of New Products that Could Result in Us Having to Incur Significant Unexpected Expenses or Delay the Launch of New Products.

Our technologies and products are in various stages of development. These development stage products may not be completed in time to allow production or marketing due to the inherent risks of new product and technology development, limitations on financing, competition, obsolescence, loss of key personnel and other factors. Unanticipated technical obstacles can arise at any time and result in lengthy and costly delays or in a determination that further development is not feasible. The development of our technologies has taken longer than anticipated and could be additionally delayed. Therefore, there can be no assurance of timely completion and introduction of improved products on a cost-effective basis, or that such products, if introduced, will achieve market acceptance such that they will sustain us to achieve profitable operations.

We are Dependent on Third Parties for the Development of Our Products and any Conflicts with These Third Parties May Prevent Us from Commercializing Our Products.

We do not presently possess all of the resources needed to complete the regulatory approval and certification process necessary to commercialize our products. We have entered into consulting and other agreements with certain third parties to help us achieve regulatory certification and to oversee certain aspects of our fleet testing program. These contracts have no fixed expiration date and are cancelable at any time. If these third parties elect to discontinue their efforts, we may not be able to commercialize our products in a timely manner, or to commercialize them at all.

We do not control these third parties, nor are we able to control the amount of time and effort they put forth on our behalf. It is possible that any of these third parties may not perform as expected, and that they may breach or terminate their agreements with us before completing their work. It is also possible that they may choose to provide services to a competitor. Any failure of a third party to provide us the services for which we have contracted could prevent us from commercializing our products.

There is a Risk that Products Developed by Competitors Will Reduce Our Profits or Force Us Out of Business.

We may face competition from companies that are developing products similar to those we are developing. The petroleum/fossil fuels industry has spawned a large number of efforts to create technologies that help reduce or eliminate
harmful emissions from the burning of fuels.   These companies may have
significantly greater marketing, financial and managerial resources than us. We cannot assure investors that our competitors will not succeed in developing and distributing products that will render our products obsolete or noncompetitive. Generally, such competition could potentially force us out of business.

Our Products Can Only Be Applied to a Limited Range of Uses With the Resulting Concentration Possibly Limiting Our Potential Growth.

Our products are being developed with a limited set of functional uses relating primarily to internal combustion engines. Significant efforts exist to find alternatives to internal combustion engines. In addition, the regulatory environment is becoming increasingly restrictive with regard to the performance of internal combustion engines and the harmful emissions they produce. If alternatives to internal combustion engines become commercially viable, it is possible that the potential market for our products could be reduced, if not eliminated.

Because of the Nature of Our Products, We May Be Subject to Government Approvals and Regulations that Reduce Our Ability to Commercialize Our Products, Increase Our Costs of Operations and Decrease Our Ability To Generate Income.

We are subject to United States and international laws and regulations regarding the development, production, transportation and sale of the products we sell. There is no single regulatory authority to which we must apply for certification or approval to sell our products in the United States or outside its borders. However, to sell our products in the State of California, which is a central component of our marketing strategy, it is required that we receive a certification from the California Air Resources Board (CARB) stating that we produce CARB qualified products. To obtain this particular certification we must submit our products to extensive testing with a laboratory facility approved by CARB. This is a defined process with a generally accepted cost for such testing, and the data obtained from this particular process is generally not subject to interpretation. The generally accepted cost for the CARB testing is approximately $150,000, as provided by the company expected to do the testing and verified by our technical consultants. We also intend to seek certification from CARB attesting to specific performance features of our products at an additional estimated cost of $200,000. It is possible that CARB may change its regulatory policy to require that all the certifications we are seeking be in place before our products may be sold in California, or that additional testing be required before any final certifications are given. It is also possible that other states may adopt the CARB regulations for the sale of similar products or create their own regulations regarding the sale of these products. Any such changes in policy or state regulations may cause delays or rejections of our attempts to commercialize our products. In addition, the regulatory agencies of foreign governments must approve our products before they can be sold in those countries, and may in some cases set or approve prices for our products.

There can be no assurance that we will obtain regulatory approvals and certifications for our products. Even if we are granted such regulatory approvals and certifications, we may be subject to limitations imposed on the use of our products. In the future, we may be required to comply with certain restrictive regulations, or potential future regulations, rules, or directives. We cannot guarantee that restrictive regulations will not, in the future, be imposed. Such potential regulatory conditions or compliance with such regulations may increase our cost of operations or decrease our ability to generate income.

The Market for our Stock is Subject to Rules Relating to Low-Priced Stock.

Out common stock is currently listed for trading in the NASD Over-The-Counter Bulletin Board Market and is subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended. In general, the penny stock rules apply to non-NASDAQ or non-national stock exchange companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquires of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document, quote information, broker's commission information and rights and remedies available to investors in penny stocks. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. The "penny stock rules," therefore, may have an adverse impact on the market for our common stock.

If Our Stock is Delisted, There is a Risk that the Market Value and Use of Our Stock Would Decline.

In order for our shareholders to sell their common stock through the NASD Over-The-Counter Bulletin Board Market, we must continue to meet the Bulletin Board's listing qualifications. We cannot provide any assurance that in the future our common stock will continue to meet these listing qualifications. Delisting from the Bulletin Board or other market could cause, among other things:

 .   A decline in the market price of the common stock;
 .   Difficulty in obtaining future financing;
 .   Difficulty in using common stock as consideration for acquisitions; and
 .   Investors being unable to sell their stock

Because We are a Development Stage Company With an Untested Market, the Price of Our Stock is Very Volatile and May Decline.

Recently, the stock market in general, and the shares of development stage companies in particular, have experienced significant price fluctuations. These broad market and industry fluctuations may cause the market price of our common stock to decline dramatically. Factors such as quarterly fluctuations in results of operations and general conditions in our industry may have a significant impact on the market price of our stock. The market price of our common stock has been and may continue to be very volatile.

If the Selling Shareholders Sell a Large Number of Shares All at Once or In Blocks, The Market Price of Our Shares Would Most Likely Decline.

The selling shareholders are offering all of the common stock offered through this prospectus. The selling shareholders are not restricted in the price at which they can sell the common stock. Shares sold at a price below the current market price at which the common stock is trading may cause that market price to decline. The shares of common stock covered by this prospectus that are issuable upon the conversion of the convertible debentures represent 41.9% of our outstanding shares as of February 6, 2001, based on the conversion price that would apply on February 6, 2001. The shares of common stock that are issuable upon the exercise of warrants represent 3.6% of our outstanding shares as of February 6, 2001.

If the Selling Shareholders Exercise Their Conversion Rights and/or Exercise their Warrants, the Ownership Percentage Interest Of Existing Shareholders Will Be Diminished and The Price of Our Stock May Decline.

Upon consummation of the convertible debenture financing we will have up to $3,000,000 worth of convertible debentures, convertible into common stock, issued and outstanding. Also, we will have up to twelve warrants aggregating up to 900,000 shares issued and outstanding. Consummation of the financing is contingent on the common stock shares being registered with the Securities and Exchange Commission and upon the IIG Fund agreeing to provide the funding contemplated by the financing. Depending on market conditions, the number of shares issuable upon conversion of these debentures will vary dramatically. The lower our stock price, the more common stock the debenture holder will receive as a result of conversion. This will have the effect of diluting the interests of our existing shareholders.

The following table illustrates the number of shares that we would be required to issue at various assumed prices upon conversion of the $3,000,000 of debentures, subject to the limitations described in the text following the table. This table is for illustrative purposes only, and should not be assumed to represent our projections of the range of future stock prices.

                                                    Ownership of
Conversion     Shares Issuable Under the      Selling Shareholders as a
Stock Price       Debenture Agreement      Result of Share Issuance /(1)/
-----------    -------------------------   ------------------------------
$ .50                  6,000,000                       19.5%

$ .75                  4,000,000                       13.9%

$1.00                  3,000,000                       10.8%

$ .29/(2)/            10,344,828                       29.5%

_______________________
(1) Based on 24,692,786 shares outstanding on February 6, 2001 and 10,344,828 shares to be issued based on a February 6, 2001 conversion date.
(2) The conversion price on February 6, 2001, based on the conversion formula set forth in "Description of Securities to be Registered - Convertible Debentures."

Investors could therefore experience dilution of their ownership percentage upon conversion of the debentures.

Investors should note that the conversion price of these debentures as of February 6, 2001 of $.29 was below the market price of the common shares which was $.46 per share as of February 6, 2001. The exercise of such a large amount of stock, especially if over a short period of time, it may have a substantial negative effect on the market price of our common stock.

In addition, we will be required to record the earnings effect of the beneficial conversion feature when the convertible debentures are purchased. Based on the conversion price of $.29 as of February 6, 2001 compared to the market price of $.46 as of February 6, 2001, we would be required to record approximately $2.2 million in interest expense on a convertible debenture purchase of $3,000,000. Also, the calculated value of the 900,000 detachable warrants is approximately $325,000 based on an issuance of February 6, 2001. This amount will be recorded at the time of issuance of the warrants. A total of approximately $2.5 million will be amortized over the estimated life of the debt.

If We are Unable to Achieve or Maintain the Effectiveness of this Registration Statement, We Will Be Subject to Substantial Penalties.

We are subject to agreements with the selling stockholders that require us to register certain of our common stock with the Securities and Exchange Commission and for the registration to be effective within 120 days of filing the registration statement.

Under the agreements we must also maintain this registration until all of the securities covered by the agreements are sold or can be sold publicly without benefit of this registration. If we are unable to achieve effectiveness by the 120-day deadline we could be subject to liquidated damages of up to $7,500. Following 150 days after the filing of the registration statement, the conversion price of the debentures will decrease by 1% for each 30-day period in which the registration statement is not declared effective. If we are unable to maintain this registration we could be subject to liquidated damages of $1,000 per day until the registration default is cured. Also, if we terminate the Securities Purchase Agreement after the registration statement is effective we could be subjected to monetary damages of 10% of the undrawn amount of the $3,000,000 commitment.

If We Lose any Key Personnel or Management, We May Lose Business Sales or Be Unable to Otherwise Fully Operate Our Business.

We are dependent on the principal members of our management staff, the loss of any of whom could impair the development or sale of our products and projects. Our success will be largely dependent on the decisions made by members of management. The principal members of the management staff under contract are Jonathan R. Burst, CEO and William J. Lindenmayer, President and COO. Our CFO Steven D. Walters, is not under contract. Furthermore, we may depend on our ability to attract and retain additional qualified personnel to manage certain business interests. We may have to recruit qualified personnel with competitive compensation packages, equity participation and other benefits which may reduce the working capital available for our operations. Management may seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of any projects. We cannot assure investors that we will be able to obtain this needed assistance on reasonable terms, or that we will be able to retain our existing management staff.

If a Significant Number of Shares Become Available for Sale After This Offering, Our Stock Price Could Decline.

Many shares of our common stock presently issued and outstanding are "Restricted Securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period may sell, within any three month period, an amount which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares, under certain circumstances, without any quantity limitation, by persons who are not affiliates of International Fuel and who have beneficially owned the shares for a minimum period of two years. Currently, there are approximately 6,088,054 shares of common stock that are executable for resale under Rule 144 and approximately 7,874,447 shares become eligible for resale in the public market under Rule 144 at various dates thereafter. The possible sale of these restricted shares may, in the future, increase the number of free-trading shares and may have a depressive effect on the price of our securities. Moreover, such sales, if substantial, might also adversely affect our ability to raise additional equity capital.

We Create Products That May Have Harmful Effects on the Environment If Not Stored and Handled Properly Prior to Use, Which Could Result in Significant Liability and Compliance Expense.

The re-processing of refined fossil fuels through our PEER fuel system involves the controlled use of materials that are hazardous to the environment. We cannot eliminate the risk of accidental contamination or discharge and any resulting problems that occur. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We may be named a defendant in any suit that arises from the improper handling, storage or disposal of these products. We could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. Claimants may sue us for injury or contamination that results from use by third parties of PEER fuel products, and our liability may exceed our total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development and production efforts.

If We are Unable to Protect Our Technology From Use By Competitors, There is a Risk that We Will Sustain Losses or that Our Business May Fail.

Our success will depend, in part, on our ability to obtain and enforce intellectual property protection for our technology in both the United States and other countries. We have filed patent applications in the United States Patent and Trademark Office and international counterparts of applications in the United States Receiving Office under the Patent Cooperation Treaty. We cannot provide any assurance that patents will issue from these applications or that, with respect to any patents, issued or pending, the claims allowed are or will be sufficiently broad to protect the key aspects of our technology or that the patent laws will provide effective legal or injunctive remedies to stop any infringement of our patents. In addition, we cannot assure investors that any patent rights owned by us will not be challenged, invalidated or circumvented, that the rights granted under patents will provide competitive advantages to us, or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technology. Our business plan assumes that we will obtain and maintain comprehensive patent protection of our technologies. We cannot assure investors that such protection will be obtained, or that, if obtained, it will withstand challenge. Furthermore, if an action is brought, a court may find that we have infringed on the patents owned by others. We may have to go to court to defend our patents, to prosecute infringements, or to defend infringement claims made by others. We are not aware of any such pending or threatened patent litigation at this time. Patent litigation is expensive and time-consuming, and well-funded adversaries can use such actions as part of a strategy for depleting the resources of a small company such as ours. We cannot assure investors that we will have sufficient resources to successfully prosecute our interests in any litigation that may be brought.

We May Have Difficulties Managing Growth Which Could Lead to Higher Losses.

While we have not yet achieved any revenues through the sale or licensing of our products, should certain events occur, such as CARB certification or significant repeated fuel economy results from fleet testing, we might be in a position to rapidly commercialize our products. Rapid growth would strain our human and capital resources, potentially leading to higher operating losses. Our ability to manage operations and control growth will be dependent upon our ability to raise and spend capital to improve our operational, financial and management controls, reporting systems and procedures, and to attract and retain adequate numbers of qualified employees. Should we be unable to successfully create improvements to our internal procedures and controls in an efficient and timely manner, then management may receive inadequate information necessary to manage the Company's operations, possibly causing additional expenditures and inefficient use of existing human and capital resources.

Achieving Regulatory Approval in California May Not Ensure Commercial Viability

An important element of our strategic plan for commercialization rests with the ability to have PEERFUEL/(TM)/ certified as an Air Resources Board of California
(CARB) equivalent fuel under the CARB program implemented in 1988. A key regulatory measure as overseen by CARB for the State of California requires that for fuels used in targeted mobile and stationary engines, that fuel must meet certain standards for the generation of harmful emissions. The benchmark for these standards is the use of what is known as CARB equivalent fuel. All fuels used for these targeted engines must initially be certified and then regularly tested to ensure they meet the CARB equivalency levels.

Since 1988 approximately 26 fuels have successfully gone through the CARB equivalency program. Of these successful fuels, approximately 14 were original fuel formulations, with the remaining fuels being derivatives of the 14 original fuels. From the number of original fuels, based upon the number of fuel formulations now being sold commercially in California, it is believed that less than half of the original formulas have become viable on a commercial scale. We do not know the exact reasons for lack of commercial viability, however, we believe these fuels failed due to lack of significant benefits in either fuel economy or pollution emission reduction versus CARB certified fuels. Therefore, is it possible that while CARB accepts our application for fuel equivalency testing, and the subsequent testing meets the minimum CARB requirements so that PEERFUL/(TM)/ receives certification for sale, PEERFUEL/(TM)/ may not have a market in California or elsewhere in the United States.

We May Not Be Able to Receive the Full $3,000,000 Proceeds of the Convertible Debentures from the Securities Purchase Agreement.

A convertible debenture purchase will not occur if the issuance of the convertible debentures will cause the number of shares of common stock issuable based on the Securities Purchase Agreement in the aggregate to exceed 19.9% of our outstanding shares, unless the issuances have been approved by our shareholders. Based upon the February 6, 2001 outstanding shares of 24,692,786 and a conversion price of $.29, convertible debentures totaling $1,627,000 can be issued before the 19.9% limitation is reached.

                                USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders. We will use the proceeds we receive under the Securities Purchase Agreement to advance research and development, to support investor relations and administrative costs, and for future working capital needs, including to fund the operations of future acquisitions, if any.


                        DETERMINATION OF OFFERING PRICE

The offering price of the common stock will not be determined by us, but by market factors and the independent decisions of the selling shareholders. See section entitled "Selling Shareholders".


                                   DILUTION

The shares of common stock covered by this prospectus that are issuable upon the conversion of the convertible debentures and the exercise of warrants represent 31.2% of our outstanding shares as of February 6, 2001, based on the conversion price that would apply on February 6, 2001.

As of February 6, 2001, 24,692,786 shares of our common stock were issued and outstanding. We will also issue up to $3,000,000 worth of convertible debentures convertible into shares of our common stock based on a negotiated formula. Depending on market conditions at the time of conversion, the number of shares issuable to the holders of the convertible debentures could prove to be significantly greater in the event of a decrease in the trading price of the common stock. In addition, we will issue up to twelve two year term warrants for the purchase of 75,000 shares of our common stock, for an aggregate of up to 900,000 shares. These will have the effect of diluting the interest of our existing shareholders.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock has been traded on the National Association of Securities Dealers OTC Bulletin Board system under the symbol "IFUE" since October 1998. There can be no assurance that in the future the common stock will meet the continued listing qualifications of the OTC Bulletin Board. The following table provides the range of closing high and low bid prices shown below is as reported by the OTC Bulletin Board since the stock began trading in October 1998. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                           HIGH     LOW
                                          -------  ------
Year Ended March 31,1999
------------------------
First Quarter                                   -       -
Second Quarter                                  -       -
Third Quarter                             $11.875  $5.000
Fourth Quarter                            $ 7.812  $2.969


Nine Months Ended December 31,1999
----------------------------------
First Quarter                             $ 3.125  $1.250
Second Quarter                            $ 5.562  $1.875
Third Quarter                             $ 5.000  $2.531

Year Ended December 31,2000
---------------------------
First Quarter                             $ 3.969  $1.875
Second Quarter                            $ 2.375  $ .406
Third Quarter                             $  .984  $ .375
Fourth Quarter                            $  .984  $ .328

Year Ended December 31, 2001
----------------------------
First Quarter (through February 6, 2001)  $  .546  $ .343

Reflects a one-for-ten reverse split of outstanding common stock effected on July 22, 1999. All closing high and low bid prices have been restated to reflect this reverse split.

As of the close of business on February 6, 2001, the last reported bid price per share of our common stock was $.46. There were 1,466 holders of record of our common stock at the close of business on February 6, 2001. Such number does not include persons whose shares are held by a bank, brokerage house or clearing company, but does include such banks, brokerage houses and clearing companies.

No cash dividends have been paid on our common stock since our inception and we do not anticipate paying dividends in the foreseeable future. We currently intend to retain earnings, if any, for future growth and expansion opportunities.

                            SELECTED FINANCIAL DATA

The following table provides certain comparative financial data for International Fuel for the nine months ended December 31, 1999 and 1998, the years ended March 31, 1999, 1998 and 1997, and the nine month periods ended September 30, 2000 and 1999. International Fuel was incorporated on April 9, 1996. The information provided in this table is qualified by the more complete information contained in the audited and un-audited financial statements provided later in this document.

Effective October 27, 1999, International Fuel changed the date of its fiscal year end from March 31 to December 31. The nine-month period ended December 31, 1999, is referred to as the transition period. All year and quarter references relate to International Fuel's prior fiscal years and quarters, unless otherwise stated.

The following tables set forth certain information concerning the Statement of Operations and Balance Sheet of International Fuel and should be read in conjunction with the Financial Statements and the notes thereto appearing elsewhere in this report. International Fuel follows the same accounting policies in preparation of interim reports.

The following tables for the interim periods reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary for fair presentation of the information contained therein.

Results of operations for the interim periods are not indicative of annual results.

(a) Selected Statement of Operations Data (In Thousands of Dollars, Except Per
------------------------------------------------------------------------------
Share Data)
-----------

                                                               Nine Months Ended September 30,
                                                                   2000              1999
                                                                   ----              ----
                                                                         (unaudited)
   Revenues                                                     $        --    $        --
   Operating Expenses                                                 3,525          4,629
   Net loss                                                          (4,419)        (4,690)
   Basic and Diluted Net Loss per Common Share                        ($.25)         ($.35)

   Weighted Average Shares                                       17,894,524     13,368,538

                                                                 Nine Months Ended December 31,
                                                                   1999              1998
                                                                   ----              ----
                                                                                  (unaudited)
   Revenues                                                      $       --    $        --
   Operating Expenses                                                 4,727          7,335
   Net loss                                                          (5,132)        (7,404)

   Basic and Diluted Net Loss per Common Share         ($.32)           ($.57)

   Weighted Average Shares                        15,800,725       12,993,978

                                                   Fiscal Year Ended March 31,
                                                   ---------------------------
                                                   1999        1998      1997
                                                   ----        ----      ----
   Revenues                                 $        --  $       --  $     --
   Operating Expenses                             7,751       1,083       344
   Net loss                                      (7,839)     (1,091)     (344)
   Basic and Diluted Net Loss per Common
    Share                                         ($.59)      ($.20)   ($1.68)

   Weighted Average Shares                   13,390,417   5,351,089   204,452

(b) Selected Balance Sheet Data (In Thousands of Dollars)
    -----------------------------------------------------

                             September 30, 2000
                                (Unaudited)
                             ------------------

Total Assets                 $ 95
Long-Term Debt               $162

                             December 31, 1999
                             -----------------

Total Assets                 $ 68
Long-Term Debt               $ --

                                   March 31,
                             -------------------
                             1999   1998   1997
                             ----   ----   ----
Total Assets                 $   6  $   7  $   5
Long-Term Debt               $  --  $  --  $  --

                             SELLING SHAREHOLDERS

The common stock offered hereby consists of:

 .    10,344,828 shares issuable upon the conversion of $3,000,000 in aggregate principal amount of convertible debentures that may be issued to the IIG Fund based on a conversion price calculated as of February 6, 2001. The number of shares registered for the convertible debentures pursuant to the Registration Rights Agreement is 20,700,000, which represents approximately 2 times the number of shares that would have been issuable upon conversion of the debentures as of February 6, 2001. The difference in these two calculations (10,355,172) is the difference between the total shares we elected to register under the terms of the Registration Rights Agreement and the total shares that would actually be available for sale if the debentures were converted on February 6, 2001. In addition, the number of shares being registered includes 900,000 shares issuable upon the exercise of warrants.

 .    The conversion price for each debenture in effect on any conversion date shall be 80% of the average of the three lowest closing bid prices for the twenty trading days immediately prior to the conversion date, but in no event more than 110% of the average of the three lowest closing bid prices for the ten trading days immediately preceding the conversion date.

 .    A two year term warrant to purchase 75,000 shares of the Company will be issued to IIG Capital, as a placement fee, each time there is a sale of convertible debentures to the IIG Fund, aggregating up to 900,000 shares of common stock at an exercise price equal to 130% of the closing bid price on the applicable convertible debenture purchase date.

The following table provides, as of February 6, 2001, information regarding the beneficial ownership of our common stock held by each of the selling shareholders; their shares owned prior to this offering; the total number of shares that are to be offered for each based on a conversion and exercise date of their existing convertible debentures of February 6, 2001; the total number of shares that will be owned by each upon completion of the offering.

                       Shares Owned     Shares To      Shares Being       Shares Owned
Name of Selling          Prior to      Be Sold in      Registered in      Upon Completion        Beneficial
Stockholder            This Offering  This Offering    This Offering    Of This Offering/(1)/       Owner
-----------            -------------  -------------    -------------    ---------------------  ------------------
IIG Equity                   0         10,344,828       20,700,000        10,344,828/28.8%     George Sandhu
Opportunities                                                                                  New York, New York
Fund Ltd.

IIG Capital, Inc.            0            900,000          900,000            900,000/2.5%     George Sandhu
                                                                                               New York, New York

_____________________
(1) Assumes that none of the selling shareholders sells shares of common stock not being offered hereunder or purchases additional shares of common stock. Based on 24,692,786 shares of common stock issued and outstanding as of February 6, 2001 and the number of shares that would have been issuable upon the conversion of the debentures and the exercise of the warrants, as of February 6, 2001.

None of the selling shareholders have had a material relationship with International Fuel Technology, Inc., other than as a shareholder as noted above at any time within the past three years.

                             PLAN OF DISTRIBUTION

The selling shareholders, or their respective pledgees, donees, transferees or other successors in interest, may sell some or all of the common stock in one or more transactions, including block transactions:

     (1) on the NASD OTC Bulletin Board, or on such other market on which the common stock may from time to time be trading;
     (2)  in privately negotiated transactions;
     (3)  through the writing of options on the common stock;
     (4)  in short sales; or
     (5)  in any combination of these methods of distribution.

The sales price to the public may be: (i) the market price prevailing at the time of sale; (ii) a price related to such prevailing market price; or (iii) such other price as the selling shareholders determine from time to time.

The selling shareholders, or their respective pledgees, donees, transferees or other successors in interest, may also sell the common stock directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will pay the usual and customary brokerage fees. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders also may have distributed, or may distribute, shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that the selling shareholders will sell all or any of their shares.

IIG Equity Opportunities Fund Ltd. is an "underwriter", within the meaning of the Securities Act, of the shares offered and sold under this prospectus.

We are bearing all costs relating to the registration of the common stock. All commissions or other fees payable to brokers or dealers in connection with any sale of the common stock will be borne by the selling shareholders or other party selling such common stock. We have agreed to indemnify the selling shareholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the selling shareholders, or their transferees or assignees, may be required to make.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter under the Securities Act, they must comply with applicable law and may, among other things:

     (a) not engage in any stabilization activities in connection with our securities;

     (b) furnish each broker or dealer through which common stock may be offered such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

     (c) not bid for or purchase any securities of International Fuel or attempt to induce any person to purchase any securities of International Fuel other than as permitted under the Securities Exchange Act.

                  DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We have 150,000,000 authorized common shares with a par value of $0.01 per share of common stock, of which 24,692,786 were outstanding as of February 6, 2001. There are approximately 10,344,828 shares issuable upon the conversion of up to $3,000,000 in aggregate principal amount of convertible debentures to be issued by International Fuel, based on a conversion price calculated as of February 6, 2001. In addition to the convertible debentures, we will issue up to twelve two year term warrants to purchase 75,000 shares of common stock at an exercise price equal to 130% of the closing bid price on the applicable convertible debenture purchase date, for an aggregate of up to 900,000 shares underlying the warrants.

Thus, there are a total of 10,344,828 shares that could be sold by the selling shareholders based on a February 6, 2001 conversion date for the debentures. There are, however, 21,600,000 shares of common stock registered by this registration statement because we have elected to register approximately 2 times the number of shares we are required to register under the debentures based on a conversion date of February 6, 2001, and based on 900,000 shares for the warrants.

Holders of common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of common stock, including the election of directors. There is no right to cumulative voting in the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. The vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our Articles of Incorporation.

Holders of common stock are entitled to receive dividends on a pro rata basis, when, as and if declared by the Board of Directors, from funds legally available. In the event of the liquidation, dissolution or winding up of our affairs, all of our assets and funds remaining after the payment of all debts and other liabilities, shall be distributed, pro rata, among the holders of the common stock. Holders of common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

Public Market

Our shares are currently trading on the National Association of Securities Dealers' OTC Bulletin Board under the stock symbol "IFUE". On February 6, 2001, the closing sale price of our common stock was $.46 per share.

Convertible Debentures

On January 3, 2001, we entered into a Securities Purchase Agreement with the IIG Fund under which we agreed to issue up to $3,000,000 of convertible debentures and agreed to issue IIG Capital, as a placement fee, up to twelve two year warrants to purchase 75,000 shares of our common stock, or up to 900,000 warrant shares in the aggregate. The convertible debentures will be issued to the IIG Fund only upon a declaration of effectiveness by the Securities and Exchange Commission of the registration of the shares of common stock underlying the debentures and the 900,000 shares that can be acquired by the exercise of the warrants. The debentures, when issued, will bear interest at a rate of 6% per annum commencing on the date of issuance, are convertible upon issuance and will mature on December 31, 2003. The debentures are convertible at the option of the holder into that number of shares of our common stock equal to the principal amount of the debentures to be converted including all accrued interest, divided by the conversion price in effect on the conversion date, which will be calculated at 80% of the average of the three lowest closing bid prices for the twenty trading days immediately prior to the conversion date, but in no event more than 110% of the average of the three lowest closing bid prices for the ten trading days immediately preceding the conversion date. Accordingly, as of February 6, 2001, conversion of the entire principal amount of the convertible debentures and accrued interest thereon would yield 10,344,828 shares of common stock.

On the closing date of the Securities Purchase Agreement the IIG Fund will purchase convertible debentures equal in value to $250,000 and IIG Capital will receive, as a placement fee, a two year term warrant to purchase 75,000 shares of Company stock at an exercise price equal to 130% of the closing bid price of the common stock on the closing date. Twenty trading days following each convertible debenture purchase, we may require the IIG Fund to purchase additional convertible debentures subject to a minimum amount specified in the Securities Purchase Agreement and a maximum of $250,000. On the date of each subsequent convertible debenture we will issue a two year term warrant to IIG Capital to purchase 75,000 shares of our stock at an exercise price equal to 130% of the closing bid price of the common stock on the subsequent convertible debenture purchase date. We will also pay IIG Capital a placement fee equal to 4% of each convertible debenture purchase.

If we do not initiate an additional convertible debenture purchase within 33 calendar days following a convertible debenture purchase date, we will be subject to penalties of $7,500 for the initial 33 day period and $22,500 for each additional 33 calendar day period in which a convertible debenture purchase by the IIG Fund does not occur.

The IIG Fund will not receive their conversion shares if immediately after the issuance of such shares they would beneficially own in excess of 4.99% of common stock then outstanding. Furthermore, a convertible debenture purchase will not be effected if the issuance of the convertible debentures will cause the number of shares of common stock issuable based on this agreement in the aggregate to exceed 19.9% of our outstanding shares, unless the issuances have been approved by our shareholders. Based upon the February 6, 2001 outstanding shares of 24,692,786 and conversion price of $.29 convertible debentures totaling $1,627,000 can be issued before the 19.9% limitation is reached.

We have the option to extend the term of the Securities Purchase Agreement for an additional twelve months and an additional $3,000,000 on similar terms and conditions by giving written notice to the IIG Fund of our intention to exercise such option not less than 60 days prior to the expiration of the original one year commitment term.

In addition, we will be required to record the earnings effect of the beneficial conversion feature when the convertible debentures are purchased. Based on the conversion price of $.29 as of February 6, 2001 compared to the market price of $.46 as of February 6, 2001, we would be required to record approximately $2.2 million in interest expense on a convertible debenture purchase of $3,000,000. Also, the calculated value of the 900,000 detachable warrants is approximately $325,000 based on an issuance of February 6, 2001. This amount will be recorded at the time of issuance of the warrants. A total of approximately $2.5 million will be amortized over the estimated life of the debt.

Upon receipt of a conversion notice from the IIG Fund we will have 3 trading days to issue and deliver the conversion shares to the IIG Fund. We may incur late payment fees of up to $200 per $5,000 of conversion amount of principal for each trading day that the delivery of the conversion shares is late. If we are unable to deliver all of the required conversion shares, then the IIG Fund would have the option to require us to pay them 135% of the portion of the debenture that is unconvertible.

The occurrence of other specified events constituting an event of default under the terms of the debenture may result in the acceleration of all payments due under the debenture. These events include, but are not limited to, a delisting of our common stock from the OTC Bulletin Board, our making an assignment for the benefit of our creditors or our bankruptcy, insolvency, reorganization or liquidation.

The foregoing has been a brief description of the material terms of the debentures and warrants. For a more detailed description of the rights of the holders of the debentures and warrants, prospective investors are directed to the actual form of debenture that has been filed as an exhibit to the registration statement of which this prospectus is a part.

This registration statement is filed to amend previous filings we made in connection with a financing we negotiated with GEM Global Yield Fund Limited and Turbo International Ltd. We entered into a Convertible Debenture Purchase Agreement with GEM and Turbo on February 25, 2000 in which we agreed to sell a total of $3,000,000 worth of 2% convertible debentures due June 24, 2005. In addition, GEM received a warrant to purchase 390,000 shares of common stock as part of its fee for arranging the financing. GEM exercised the warrants on March 28, 2000 at an exercise price of $.01 per share. The Convertible Debenture Purchase Agreement was amended on June 16, 2000 to reduce the financing commitment to $1,500,000. In connection with the June 16, 2000 amendment, we issued 195,000 shares to GEM and Turbo as consideration for their willingness to extend the term of their financing commitment. The extended term expired on August 24, 2000 when we were unable to have the registration statement declared effective by the SEC. GEM and Turbo were conditionally willing to further extend the deadline, but our management determined that the terms and conditions of the extension were not in the best interests of our shareholders and elected not to enter into the extension.

Registration Rights

The selling shareholders have the right to require us to register their common shares with the Securities and Exchange Commission. These rights are evidenced by a Registration Rights Agreement and are the sole reason for our filing of the S-1 registration statement on behalf of the selling shareholders of which this prospectus is a part. The Registration Rights Agreement provides, in part, that we are obligated to register all the warrant shares we may issue to IIG Capital and the shares underlying the debentures that we may issue pursuant to the Securities Purchase Agreement. Under the Registration Rights Agreement, a registration statement must be filed with the SEC by March 3, 2001 and become effective within 120 days of the registration statement filing. If we are unable to achieve effectiveness by this deadline we could be subject to liquidated damages of up to $7,500. Following 150 days after the filing of the registration statement, the conversion price of the debentures will decrease by 1% for each 30-day period in which the registration statement is not declared effective. Our inability to maintain the registration statement as effective could result in a suit by the selling shareholders to recover their damages and significant liquidated damages of $1,000 per day until the registration default is cured. Also, if we terminate the Securities Purchase Agreement after the registration statement is effective we could be subject to monetary damages of 10% of the undrawn amount of the $3,000,000 commitment.

                    INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of it or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

                            DESCRIPTION OF BUSINESS


Overview

We are in the business of developing a family of cost-effective fuels known as Performance Enhanced Emission Reduced fuels (PEERFUEL(TM)) that are designed to improve the efficiency of internal combustion engines, thus reducing the level of certain harmful emissions created through the combustion process. Our company and our products are in the development stage. We plan to market, license and sell our PEERFUEL(TM) products upon completion of the development stage.

The PEERFUEL(TM) process has been designed to be flexible to accommodate usage on a large scale (represented by refinery production) or a small scale (represented by individual fleet operations of as few as several trucks). We believe our PEERFUEL(TM) process will be commercially attractive to a wide range of petroleum industry participants.

We have conducted research on the PEERFUEL(TM) process for over four years. We are now in the final stages of commercialization in which targeted testing will be performed to meet regulatory requirements. In addition, we believe there may be potential benefits to be derived in the area of fuel economy from the reprocessing of fuels through the PEERFUEL(TM) system. Specific independent fleet testing will need to be completed to determine whether any fuel economy benefits can be derived from PEERFUEL(TM) products. These tests are currently being set up in four cities across the United States, and with several different industries representing a variety of engine types.

We were founded in 1996 by a team of three individuals: Mr. Norman Barrett, Mr. John Tinker and Dr. James Beecham, who together conceived of a processing system based on altering specific elements of fossil fuel. We formally began testing a contained system for re-processing refined diesel fuel #2 in 1998, and shortly thereafter began the effort to raise the funding necessary to complete the prototype system and substantially complete a testing program that today forms the basis of the commercialization efforts now under way.

Pursuant to an Agreement and Plan of Merger effective as of October 27, 1999 between Blencathia Acquisition Corporation ("Blencathia") and International Fuel, all the outstanding shares of common stock of Blencathia were to be exchanged for $500,000 in shares of common stock of International Fuel in a transaction in which International Fuel was the surviving company. Blencathia (a development stage company) was incorporated in Delaware on December 3, 1998 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. As of the date of the merger, Blencathia had not yet commenced any formal business operations.

The officers, directors, and by-laws of International Fuel continued without change as the officers, directors, and by-laws of the successor issuer following the merger with Blencathia. All financial statement information presented for International Fuel reflects the operations of International Fuel and does not include any operations of Blencathia.

Our office headquarters are located in St. Louis, Missouri. Our corporate telephone number is (314) 727-3333, and our Web site is www.peerfuel.com.
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PEERFUEL(TM) Technology

Through our proprietary Pre-Combustion Fuel Treatment System (PCFTS), our PEERFUEL(TM) products will be designed to improve the efficiency of internal combustion engines, thus reducing the level of certain harmful emissions created through the combustion process. The PEERFUEL(TM) processing system is based on altering specific elements of fossil fuel.

Unlike certain post-refined fuels already in the marketplace that claim to reduce levels of certain harmful emissions, no chemical additives of any kind are used within the PCFTS or PEERFUEL(TM) process. Also, unlike emission reduction systems that are attached to the engine and require sometimes-expensive engine retrofitting, fuel processed through the PEERFUEL(TM) system does not require any physical change to the engine itself. When burned in an internal combustion engine, fuel processed through the PEERFUEL(TM) system will burn more efficiently as a result of the oxidation process, therefore, burning more of the fuel itself and leaving fewer remaining pollutants.

The PCFTS comprising the PEERFUEL(TM) system consists of a self-contained system that is independent of the actual fuel refining process. The basis of our system is to control the flow rate of pre-processed fuel through a special magnetic field. The resulting re-processed fuel, when combusted in an engine, burns at a more efficient rate, leaving a lower level of harmful emissions including nitrogen oxide (NO\\2\\), commonly referred to as NOX, carbon monoxide (CO), carbon dioxide (CO\\2\\), and carbon particulates (also referred to as particulate matter). The impact of the PEERFUEL(TM) system on a broader spectrum of pollutants represents a significant advantage over many of the current refinery-based competitive technologies as they tend to impact a narrower range of pollutants, and in fact, some technologies while positively reducing one pollutant may cause an increase in the level of other pollutants.

Prospective Markets

The PEERFUEL(TM) system is a potentially valuable element in a wide variety of industries around the world, albeit limited to the application of pollution reduction efforts and potential fuel economy within these industries. Our marketing efforts will also include governmental agencies located outside of the United States where there is a higher degree of direct involvement or control of the market for the sale of petroleum products. Initially, we will focus on targeted licensing opportunities to companies engaged in fuel refining operations in California where the PEERFUEL(TM) system offers an immediate cost advantage over current methods of meeting the more stringent pollution emission reduction standards mandated in this State. In the event our current fleet testing efforts yield a meaningful improvement in fuel economy, this will open up the marketing of the PEERFUEL(TM) system to a wider market, especially larger fleet operators.

The majority of our current marketing efforts will involve opportunities for diesel fuel #2. Up to this point the Company has not performed any testing on other refined fossil fuel products such as gasoline or jet fuel. The Company does intend to perform testing similar to that already completed for pollution abatement results on other post-refined fuels, which if proved successful would significantly enforce the marketing efforts already in place.

In addition to the commercial or direct market for our PEERFUEL(TM) products, a significant component of our future marketing efforts involves taking advantage of specific incentives put in place by three separate sources: a consortium of governments from around the world (represented by the Kyoto Treaty of 1999), the United States government and certain state governments. These incentives have been put in place to develop alternative fuels to the existing fossil fuels, as well as to create new methodologies for reducing harmful emissions caused by the combustion of fossil fuels. These incentives, which are most commonly applied in the form of tax credits, represent a potentially significant economic benefit to users of our PEERFUEL(TM) products.

Our Strategy

Our current strategy anticipates that after California Air Resources Board
(CARB) diploma certification is received, initial revenues will likely come from the sale of equipment needed to install the PEER process and start the processing of PEERDIESEL(TM). Licensing and affiliated revenues would follow thereafter. Our business strategy is as follows:

          . Complete South Coast Air Quality Management District certification of PEERDIESEL(TM) and commercialization of PEERDIESEL(TM) with CARB.

          . Work with representatives from State of California to accelerate commercial use of PEERDIESEL(TM) as a result of application of existing legislative requirements.

          . Enter a joint venture to license refineries for use of PEERDIESEL(TM) reformulation process worldwide.

          . Expand PEERDIESEL(TM) technology to other states that have adopted California air quality regulations.

          . Expand research and development of other diesel distillate categories (jet fuel, home heating oil, bunkers for maritime).

          . Initiate gasoline testing research and development for possible inclusion in the PEERFUEL(TM) family of products.

Our strategy has three primary components:

     .    We will seek certification from the California Air Resources Board
          (CARB) for diesel fuel #2 processed through our PEERFUEL(TM) system to be accepted as a CARB equivalent fuel. This certification is important because it enables PEERDIESEL(TM) to be sold immediately in the State of California; all diesel fuel #2 sold in California must be a CARB certified equivalent fuel. Smaller refineries and distribution companies in California have approximately 10% of the market for diesel fuel, in large part because they have a cost disadvantage versus Arco and Chevron (the two largest refiners). The PEERFUEL(TM) system is less expensive for smaller refiners who rely largely on putting additives into their diesel fuel to meet the pollution emission regulations of CARB. We have already begun working with CARB and Southwest Research Institute (SRI) to define the necessary testing protocol and submit our application. We expect to begin the CARB protocol in the second quarter of 2001, and provided we meet required performance levels, should have certification before the end of the year. It is our expectation that with this certification, the PEERFUEL(TM) system can immediately be marketed to specific refineries and other potential licensees.

     . The potential shareholder value that would be created by proving a fuel economy benefit from PEERDIESEL(TM) could be significant and additive to any value created through achievement of any regulatory approvals (such as certification as a CARB-equivalent fuel). We will pursue a fleet testing program that will involve conducting a series of tests in different cities, with companies that use a variety of engine types and are used under varying conditions. We have retained MarketMatch, a leading professional services firm in the petroleum industry, to oversee the fleet testing including the compilation of the results. The protocol for our test program has already been established and we have begun contacting potential candidate companies. It is too early to determine if any additional fleet testing will be required, however, we are committed to continuing our efforts in the event conclusive evidence is found to support our claims. Upon formal confirmation of a meaningful fuel economy benefit, our goal will be to begin marketing the PEERFUEL(TM) system to targeted companies that would be in the strongest position to gain from use of our technology.

     . We will apply for a special certification from CARB that will allow us to make specific and detailed claims regarding PEERFUEL(TM) products and their ability to reduce the levels of certain harmful emissions caused by the combustion of fossil fuels in certain engine types. This special certification is difficult to receive, and to this point, no competitive product or process has yet been given such a certification. We believe that with additional, targeted testing we can provide sufficient evidence to CARB to warrant receiving a special certification.

Achieving these objectives is important for two reasons. First, with the special certification, and even with the results achieved from the testing required through the CARB protocol, users of PEERFUEL(TM) products would potentially be eligible for special tax credits, providing a powerful economic inventive for the licensing of our technology. Second, the ability to legally make specific claims regarding the benefits of using PEERFUEL(TM) products combined with the approval by CARB to make those claims, will immediately enhance the marketability of the PEERFUEL(TM) process around the world. CARB is recognized as one of if not the world leader in advancing the effort to reduce harmful pollutants into the environment. With the special certification, we would effectively have CARB's acceptance of the PEERFUEL(TM) process as a significant and sustainable element for fighting pollution from the use of fossil fuels in internal combustion engines. Once obtained, the number of potential users or licensees of PEERFUEL(TM) technology could increase significantly.

Our Progress To Date

Since our inception in 1996 we have worked to put together a team that incorporates a number of key disciplines including extensive knowledge of the petroleum industry and strong practical management skills. We have demonstrated through extensive testing that the PEERFUEL(TM) process generates meaningful and sustainable reductions in certain harmful pollutant emissions for a number of different engine types. Testing of the fuels processed through the PEERFUEL(TM) system has been conducted by a State of California certified laboratory allowing us to compile extensive results. These results have been compiled into presentation format and will form the core of our future efforts to seek regulatory certification in California, as well as any additional efforts to seek approval from other regulatory or governmental agencies.

On June 17, 1999 the Mobile Sources Division of the Air Resources Board of California (CARB) issued Executive Order D-485-1 affirming that PEERDIESEL(TM) does not negatively impact on either the performance of existing pollution control systems contained on engines or on the performance of the engines themselves. This is an important step in our efforts toward commercialization in that it formally supports our contention that PEERFUEL(TM) products do not require any engine re-fit, and more importantly, engine performance is not affected in any way by using PEERFUEL(TM) products, paving the way for wider acceptance of our technology.

For a twelve-month period from 1998 to 1999, we conducted initial fleet testing to investigate any potential fuel economy benefits from fuel processed through the PEERFUEL(TM) system. The results from this informal test program showed on average the vehicles achieved 9% better fuel economy using PEERDIESEL(TM) versus unprocessed diesel fuel #2. We intend to explore the potential fuel economy benefits through a formal fleet testing program that will test a variety of vehicle (engine) types under different operating conditions.

There is no laboratory testing that has been conducted in 2000, as the bulk of the initial research and development testing was completed in 1998-1999. For the early part of 2001, we will spend most of our time reviewing the underlying scientific effects of the PEER system on diesel fuel, leading up to a plan to try and achieve CARB fuel equivalency certification by the middle of 2001. This step will require formal, specific testing at an approved laboratory (Southwest Research Institute). The approximate cost of this testing is $150,000, which includes the cost of "shadow" testing that will be done on a limited basis to mimic the CARB required testing, so that we can better understand how the PEER system will perform under CARB's program.

The Company will also be pursuing a fleet testing program in 2001, providing the IIG Fund funding is secured, to evaluate the performance of PEERFUEL(TM) with respect to engine efficiency or fuel economy. We are trying to set up a total of 12 separate fleet testing programs, which will occur at a variety of geographic locations using a number of different engine and vehicle types. Each test will vary in length, but should average four to eight weeks. Initial test data are expected within two weeks from the start of fleet testing.

From 1998-1999 targeted research and testing efforts were conducted at California Environmental Engineering (CEE) on PEERFUEL(TM). There is absolutely no need to perform this testing again. However, we do intend to update the results of some of CEE's laboratory testing, especially those areas where we know CARB will be interested in the results (for example, with certain engine types and with transient cycle testing). We believe this to be necessary because CEE does not carry the same level of authority as Southwest Research Institute and having confirmation of all, or some, of CEE's results will enhance our ability to open doors to key resources in the future.

The specific plan for the early months of 2001 is to focus on the scientific elements of the PEER system, and work to get all the details in place for both CARB testing and fleet testing (as described earlier).

Research and Development

Our research and development costs are related to the development and testing of the PEERDIESEL(TM) product. The costs incurred in research and development for the nine months ended December 31, 1999 were $330,353 and for the nine months ended September 30, 2000 were $1,736. Costs incurred in research and development for the years ended March 31, 1999 and 1998, were $842,905 and $330,089, respectively.

We have been performing research and development activities on PEERFUEL(TM) since 1996, with the majority of our testing activities occurring in late 1998 through early 1999. Initial testing activities were conducted on a limited basis in July 1996 and again in January 1997, with smaller run times on few engine types. Results from the initial tests were encouraging not only for reductions in key emission substances, but also showed the potential for increased fuel economy.

We officially engaged California Environmental Engineering (CEE) located in Santa Ana, California, to conduct a complete test program starting in 1998 using a variety of engine types. CEE is a state certified laboratory and is also recognized by the EPA for specific testing protocols. CEE has the ability to test both diesel fuel and gasoline products. The list of entities for which CEE has conducted testing includes CARB, EPA, Ford, General Motors, Volvo as well as other multi-national corporations.

The formal research and development work conducted at CEE consisted of running a series of tests under EPA and Society of Automotive Engineers (SAE) recommended procedures to determine the gaseous emissions levels of four separate diesel engines. The test procedures consist of a prescribed sequence of engine operating conditions on an engine dynamometer with measurements of hydrocarbons
(HC), nitrogen oxides

(NOX), carbon monoxide (CO), carbon dioxide (CO2), and particulate matter (PM). The testing was done during 13 steady state modes consisting of five modes at rated engine speed, five modes at an intermediate speed, and three modes at idle. Four separate engines were used in the testing: Cummins L-10, Caterpillar 3208, and two separate Detroit Diesel engines. The test fuel used for the baseline program was standard D-2 diesel fuel, and for the PEERFUEL(TM) testing re-processed D-2 fuel was used which ranged in age from less than one month old to nearly 12 months old.

We are not presently engaged in any active research and development activities. We do expect to continue testing some time in the near future in an effort to further clarify the exact scientific elements involved in the processing of fuel through the PEERFUEL(TM) system. In addition, further testing may be necessary to continue to tightly define the emission reduction benefits to be realized from PEERFUEL(TM) products. We have held several discussions with CARB officials who have evidenced the need to conduct transient cycle testing, a specialized form of engine testing. This testing will be part of our ongoing efforts to achieve special certification from CARB that would enable us to make specific claims with regard to emission reduction performance.

In addition to CARB certification-related research and development efforts, we expect to put together a series of fleet testing programs to identify specific fuel economy benefits from PEERFUEL(TM). We are presently in discussions with a variety of companies representing different industries and geographical conditions, which would participate in a three to six month fleet program. The fleet testing efforts are planned for 2001.

Marketing

As a development stage company with no immediate revenue generation capabilities, our marketing strategy and resulting efforts have been relatively limited. We have worked over the past year to identify those companies that would benefit specifically from access to PEERFUEL(TM) technology and the resulting products. The companies we have targeted for marketing efforts once we are in a position to commercialize our technology can be grouped into three categories: production/distribution, sales, and other strategic businesses.
In a number of cases firms can be considered to be in both of the first two segments, while other strategic businesses are generally not involved directly in the petroleum industry (such as motor vehicle manufacturers).

It is our intention to remain conservative in our marketing efforts until such time as either/both emission reduction gains are accepted on a regulatory basis (CARB certification) and we have proven greater fuel economy from PEERFUEL(TM) products. CARB certification is important because it immediately opens up the California market for diesel fuel #2 to our technology. Given current refining methods used to meet CARB fuel equivalency standards for diesel fuel #2, our technology is appreciably less expensive, enabling us to market directly to refiners. California is important as a market for two reasons: the size of its market, and the positive perception that will accrue for our technology from certification as a CARB equivalent fuel. Should the results from fleet testing show conclusive evidence of fuel economy benefits from PEERDIESEL(TM), we will immediately alter our marketing efforts to concentrate more heavily on the sales segment, which we believe will have an immediate interest in knowing more about our technology.

Currently, we are introducing PEERDIESEL(TM) into the market through its Web site information, press releases, and publication of testing results. We maintain an Internet Website at http://www.peerfuel.com.
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We intend to market PEERDIESEL(TM) by licensing arrangements with refineries and/or other appropriate marketing strategies.

Competition

The growth in concern over the environment has stimulated significant efforts in a range of areas that can be considered competitive to PEERFUEL(TM) technology. Most experts agree that it is not an issue of if, but when a viable alternative or set of alternatives will be available to replace or greatly reduce the use of fossil fuels. The work now being performed is centered around either reducing the harmful emissions of fossil fuels, or replacing fossil fuels altogether.

The majority of the technologies seeking to reduce or even eliminate harmful emissions fall into three categories: cleaner fuels, engine emission reduction devices, and fossil fuel alternatives. Clean fuel technology is centered around either additional refining which pulls out harmful emission substances (such as sulfur), or use additives (such as Methyl Tertiary Butyl Ether or MTBE) which bind to the fuel causing reduction in certain harmful emissions. Engine emission reduction devices include such items as the catalytic converter, which trap or filter harmful emissions before they are released into the environment. Fossil fuel alternatives include both alternative-fuel vehicles (electric cars) and alternative-fuels (compressed natural gas).

The difficulty with most technologies now being pursued that work to reduce the harmful emissions from combusting fossil fuel, whether through cleaner fuel or engine devices, or a combination of the two, is that the improvements are only incremental and are very costly. While it is possible to make cleaner fuels that meet emission legislation targets for certain pollutants, to meet the more meaningful reduction standards it may push the cost of diesel fuel to two or even three times its current price. In addition, it has been proven that attempts to reduce a particular level of a pollutant such as sulfur, may have the unintended impact of increasing other pollutants. We are not aware of any research to date that generates a broad spectrum of emission reduction. Federal and state legislation covering emission reduction requirements also poses a problem for competitors because it can shift with respect to certain pollutants, leaving new technologies incompatible with new regulations and making them commercially nonviable.

Alternative fuels and alternative vehicles are often acknowledged to hold the highest potential on a long term basis to solve pollution abatement needs, but face significant hurdles in crafting a solution in the near or medium term. Issues such as vehicle cost, engine re-fit, engine performance, potential environmental damage, scalability and others have effectively resulted in limiting the economic viability of these alternative technologies. Added to the problems just stated is the social cost of allowing for the potential elimination of a material part of the petroleum industry and the resulting effect on the world's economic system.

While the level of competition in the market is wide, it is not believed to be especially deep in that no one emission reduction technology now dominates the market, and therefore, no one company or group of companies has a meaningful market share. We believe this is an opportune time for the introduction of PEERFUEL(TM) technology because it offers a low cost, high value product that can be seamlessly melded into the existing global economic framework.

IFT anticipates three possible sources of competition for PEERFUEL(TM):

          . Companies with greater resources and more financial strength that offer similar technology to PEERDIESEL(TM);

          .    Vehicles utilizing alternative fuels; and

          . Alternative fuels for use on current vehicles with engine retrofitting.

Regulatory Approval and Certification Process

All petroleum-based fuels sold in the United States are subject to regulation by a number of state and federal authorities, the most important of which are the Environmental Protection Agency (EPA) and the Air Resources Board of California
(CARB). The EPA has formal jurisdiction over the majority of air and water regulations as a result of the Clean Air Act. However, the EPA acknowledged the special environmental conditions existing in California and the state's efforts to create stringent regulations, some of which were more advanced than the EPA's, and granted the state exemptions from specific areas of the Clean Air Act. While a number of states have since adopted some pieces of CARB's regulations, California still remains the standard within the United States, and even around the world, for the regulation of air and water resources.

With respect to receiving approval for the sale of individual petroleum fuels in California, such as diesel and gasoline fuels, CARB requires these fuels meet a CARB certified standard. This standard is referred to as CARB equivalency certification, and can only be obtained by submitting a fuel to a formal certification procedure. The legislation for this process was passed in 1988, and since that time over 25 individual fuels have received CARB equivalent status, although a number of these fuels were derivatives of original formulations that were changed (the CARB process still requires these to be certified). Of the fuels that have achieved CARB equivalency certification, only a few have actually achieved commercial viability.

The first step involved in obtaining CARB equivalency certification involves completing an application. The application primarily involves disclosure of the scientific basis for production of the target fuel to be certified. CARB has the right to reject an application if it feels the underlying science of a particular formulation or, in the case of the Company, the process for creating fuel has not been fully described, could create an environmental or other hazard, or has some other feature(s) that could put the public at risk through the production, distribution or use of the target fuel.

Once an application has been reviewed and accepted, the target fuel or process must be tested in a state certified laboratory using a specific, defined testing methodology. Because of both the rigor and importance of the certification testing procedure, only a limited number of laboratories have been approved by California for this testing. The Company has elected to have Southwest Research Institute (SRI), headquartered in San Antonio, Texas, perform the certification testing. SRI is acknowledged as one of the world's foremost laboratories specializing in the field of emission control work.

The CARB protocol itself takes approximately one week, during which time baseline testing is performed, and then the target fuel is run through. CARB regulations require that the target fuel pass all levels of the testing process at or above specified levels, and if at any time the results fall below these levels the entire testing process must be repeated. Any change to the formulation or process for creating the fuel must be reported to CARB, and if the change is deemed material, a new application may be required, effectively causing the entire process to be re-started.

In the event the target fuel passes all levels of the testing protocol, within 30 days of submission of the final testing report by SRI, the Company will receive the CARB equivalency certification. This last step will enable the Company to immediately sell PEERFUEL(TM) in the state of California. Once certified, PEERFUEL(TM) will not require any additional testing or other formal procedures in the future to retain the fuel equivalency certification.

Patents and Trademarks

Our success substantially depends upon the proprietary technology used for developing our PEERFUEL(TM) products. We presently have filed for a patent, File #98-5251, entitled "Method of Verifying Vehicle Emissions," which focuses on the method of verifying vehicle emissions and also verifying test fuel on both a pre-and post-processed basis. We have two patents pending before the United States Patent and Trademark Office and have been issued six trademarks and service marks including PEERFUEL(TM) and PEERDIESEL(TM). In addition to the foregoing proprietary technology restrictions, all testing by CEE or others is subject to strict privacy and confidentiality controls. No outside entity will be invited to evaluate the science underlying the PEER process until such time as the testing is completed.

We regard the protection of our patents, trademarks and trade secrets as critical to our future success and rely on a combination of patent, trademark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. We have entered into confidentiality agreements with certain of our consultants, contractors and suppliers in order to limit access to and disclosure of our proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. While we intend to pursue registration of our trademarks and service marks in the U.S. and internationally, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available.

We also rely on technologies that we license from third parties, such as the suppliers of computer technology, the operating system and specific hardware components for our products and services. These licenses extend for terms ranging from one year to perpetuity and are subject to satisfaction of conditions laid out in the specific licensing agreements. There can be no assurance that these third-party technology licenses will continue to be available to us on commercially reasonable terms. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could materially adversely affect our business, results of operations and financial condition.

Although we do not believe that we infringe the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition.

Employees

Our three employees consist of a President, Chief Executive Officer, and Chief Financial Officer. By the end of 2001, we expect our full time employment to increase to six individuals. We have no supplemental benefit or incentive arrangements with our employees other than health insurance coverage. We believe that our future success will depend in part on our continued ability to attract, integrate, retain and motivate highly qualified technical and managerial personnel, and upon the continued service of our senior management and key technical personnel. The competition for qualified personnel in our industry and geographical location may be intense, and there can be no assurance that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct our business in the future. From time to time, we also engage independent contractors to support our research and development, marketing, sales and support and administrative organizations. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. We consider our relations with our employees to be good.

Subsidiaries

We do not presently have any subsidiaries.

Description of Property


We maintain our administrative offices at 7777 Bonhomme, Suite 1920, St. Louis, Missouri, 63105, under an annual lease agreement for office space and administrative services of $5,000 per month for approximately 1,500 square feet from a company related through common ownership. The original agreement expired in July 2000 and automatically renewed for a six month term. We presently expect to renew this lease agreement for 2001.

Our management believes that our current facilities are adequate to meet present operating requirements.

Corporate Organization

International Fuel Technology, Inc. ("IFT") was incorporated under the laws of the State of Nevada on April 9, 1996. International Fuel has an authorized capitalization of 150,000,000 shares of common stock, $.01 par value per share and no authorized preferred stock. On July 22, 1999, International Fuel effected a one-for-ten reverse split of its outstanding common stock. All references to share information have been restated to reflect this split.

Effective March 31,1998, International Fuel merged with United States Fuel Technology, Inc. United States Fuel Technology, Inc. was formed primarily to market PEERFUEL(TM) in North America. On May 29, 1998, International Fuel entered into an agreement and plan of merger with Scientific Fuel Technology, LLC, a company related through common ownership.

Pursuant to an Agreement and Plan of Merger effective as of October 27, 1999 between Blencathia Acquisition Corporation ("Blencathia") and International Fuel, all the outstanding shares of common stock of Blencathia were to be exchanged for $500,000 in shares of common stock of International Fuel in a transaction in which International Fuel was the surviving company. Blencathia (a development stage company) was incorporated in Delaware on December 3, 1998 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. As of the date of the merger, Blencathia had not yet commenced any formal business operations, and the $264 of operations costs through September 30, 1999 related to Blencathia's formation. In a related transaction following the Blencathia merger, International Fuel paid consideration consisting of $100,000 cash to TPG Capital Corporation ("TPG"), a former shareholder of Blencathia, pursuant to an agreement entered into in October 1999 under which International Fuel engaged TPG to provide services in connection with effecting a business combination between International Fuel and a publicly reporting company. Under the terms of the TPG agreement, IFT also agreed to register and sell common shares on behalf of Blencathia shareholders to generate the aggregate consideration of $500,000 for the acquisition of Blencathia.

The officers, directors, and by-laws of International Fuel continued without change as the officers, directors, and by-laws of the successor issuer following the merger with Blencathia. All financial statement information presented for International Fuel reflects the operations of International Fuel and does not include any operations of Blencathia.

The Blencathia acquisition was a decision made by the Board of Directors to ensure we would remain a fully trading and reporting entity on the OTC Bulletin Board. Blencathia was a public shell whose purchase price of $500,000 was negotiated by our management and Blencathia's principal owner, TPG Capital. We had previously pursued the purchase of two other shell corporations whose prices were significantly higher than that paid for Blencathia. Prior to hearing of TPG Capital in connection with this transaction we had no affiliation with TPG Capital or Blencathia.

On May 8, 2000 IFT issued 300,000 common shares that were contingently issued per the Blencathia merger agreement. The 300,000 shares of common stock are included in the statement of stockholders' deficit for the nine months ended September 30, 2000 but are not included in earnings per share and weighted average share calculations for the nine month period ended September 30, 2000. They will be included when the shares are sold to provide payment to the shareholders of Blencathia. The shareholders of Blencathia have represented to the management of IFT that the 300,000 shares will be sold only with IFT's approval. If the shares are sold and $500,000 is not generated additional shares may need to be issued to the shareholders of Blencathia. Based on the February 6, 2001 market price, $.46, of IFT's common stock, a total of 1,086,957 shares would need to be issued to generate the $500,000 proceeds.

International Fuel is engaged in one reportable industry segment. Financial information regarding this segment is contained in International Fuel's financial statements included in this registration statement.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Forward Looking Statements and Associated Risks

This prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control, including, but not limited to, economic, competitive and other factors affecting our operations, markets, products and services, expansion strategies and other factors discussed elsewhere in this report and the documents filed by us with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact prove accurate. Our ability to accomplish our objectives, and whether or not we will be financially successful, is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are within the discretion and control of management and others are beyond management's control. Management considers the assumptions and hypothesis used in preparing any forward-looking assessments of profitability contained in this document to be reasonable by management. However, we cannot assure investors that any projections or assessments contained in this document or otherwise made by management will be realized or achieved at any level. We make no representation or warranty as to the accuracy or completeness of any of these assumptions, and nothing contained in this document should be relied upon as a promise or representation as to any future performance or events. We do not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances. Prospective investors should have this prospectus reviewed by their personal investment advisors, legal counsel or accountants to properly evaluate the risks and contingencies of this offering.

Overview

IFT was incorporated under the laws of the State of Nevada in April 1996, to develop and commercialize a proprietary scientific process, "Performance Enhanced Emissions Reduced" ("PEER"), that reformulates various refined fuels, including #2 diesel fuel, home heating oil, #6 (Bunker) fuel, jet engine fuel and gasoline to improve combustion efficiency and reduce the amounts of harmful exhaust emissions from internal combustion engines. The resulting reprocessed fuels are known as PEERFUEL(TM). IFT is a development stage company, has had no revenues to date and has raised capital for initial development through the issuance of its securities and promissory notes. Effective October 27, 1999, IFT changed the date of its fiscal year end from March 31 to December 31. The nine-month period ended December 31, 1999, is referred to as the transition period. All year and quarter references relate to IFT's prior fiscal years and quarters, unless otherwise stated.

Three Months Ended September 30, 2000 and Nine Months Ended September 30, 2000 Compared to the Three Months Ended September 30, 1999 and Nine Months Ended September 30, 1999


Total operating expenses from development stage operations were $431,029 for the three months ended September 30, 2000 as compared to the development stage operating expenses of $3,761,812 for the three month period ended September 30, 1999. This represents a decrease of $3,330,783 from the prior period. Total operating expenses from development stage operations were $3,524,770 for the nine month period ended September 30, 2000, as compared to the development stage operating expenses of $4,628,588 for the nine month period ended September 30, 1999. This represents a decrease of $1,103,818, or 23.8%, from the prior period.

Board meeting expense for the nine months ended September 30, 2000 were $117,216 representing an increase of $117,216 over the corresponding period of 1999. On February 23, 2000 the Board of Directors adopted the Director's Stock Compensation Plan, which provides for an annual award of 10,000 shares of IFT's common stock to IFT's Board members as reimbursement for their attendance at the Board meetings and an additional 1,000 shares of IFT's common stock for any three-telephone conference call Board meetings attended. During March 2000, 45,000 shares of IFT's common stock were issued to three, non-employee, Board members, calculated based on the trading price of IFT's stock at February 23, 2000 which was $2.75 per share, and are reflected in these financial statements as Board meeting expense of $117,216 and travel expense of $6,534.

Consulting expense during the three months ended September 30, 2000 was zero representing a decrease of $45,000 for the same period in 1999. Consulting expenses during the nine months ended September 30, 2000 were $278,632 as compared to $136,500 for the same period in 1999. This represents an increase of $142,132, or 104.1%, from the corresponding period in 1999. IFT sold 100,000 common shares to a company whose sole director is a director of IFT for $200,000 in January 2000. The market value on the day of issuance for those 100,000 common shares was $331,250. The $131,250 in market value in excess of the cash amount received is reflected in these financial statements as consulting expense and additional paid in capital. The remaining amount of the increase is due to consultants used in the operations of IFT and in the development of a market for IFT's common stock. Pursuant to a consulting agreement dated June 5, 2000, IFT issued 250,000 shares of restricted common stock to a company whose sole director is a director of IFT. The market value on the day of the agreement was $218,750. The $218,750 in market value is reflected in these financial statements as consulting expense and additional paid in capital. In addition, consulting expenses were reduced by $110,367 due to the elimination of a related party account payable that had previously been recorded to consulting expense.

Investment advisory fee expense during the nine months ended September 30, 2000 was $1,251,413 representing an increase of $1,251,413 over the corresponding period of 1999. IFT entered into a Convertible Debenture Purchase Agreement dated February 25, 2000 with GEM Global Yield Fund Limited ("GEM"). In addition to the convertible debentures, GEM, one of the investors in the convertible debentures, received a warrant to purchase 390,000 shares of common stock as part of its fee for arranging the convertible debenture financing. On March 28, 2000 a warrant for 390,000 shares of common stock was exercised by GEM at a cost of $.01 per share. The value over $.01 of these shares reflected in these financial statements, has been recorded as an investment advisory fee, and has been calculated based on the trading price of IFT's stock at March 28, 2000 which was $2.9375. During February 2000 IFT issued 195,000 shares of common stock and placed them in escrow in accordance with the convertible debenture purchase agreement entered into in February 2000. The shares were to be released from escrow and issued to the purchasers of the convertible debenture in the event of an uncured default by IFT prior to the closing of the convertible debenture purchase agreement. The 195,000 shares of common stock were released to the purchasers of the convertible debenture purchase agreement in conjunction with an amendment to the convertible debenture purchase agreement dated June 16, 2000, and were recorded as an investment advisory fee of $109,688 based on the trading price of IFT's stock on June 16, 2000. The term of GEM's commitment period expired August 24, 2000.

Payroll expenses during the three months ended September 30, 2000 were $204,702 as compared to $116,735 for the same period in 1999. This represents an increase of $87,967, or 75.4% for the corresponding period of 1999. Payroll expenses during the nine months ended September 30, 2000 were $1,219,680 compared to $210,378 for the same period in 1999. This represents an increase of $1,009,302 from the corresponding period of 1999. The increase for the nine month period was primarily due to the Board of Director's granting a bonus of 100,000 shares of IFT's common stock paid to each of IFT's President/COO and to its Chief Executive Officer on February 23, 2000, and these shares have been reflected in these financial statements as payroll expense of $550,000. Additionally, on February 23, 2000 the Board of Directors adopted the Director's Stock Compensation Plan, which provided for an annual award of 10,000 shares of IFT's common stock to Board members as reimbursement for their attendance at the Board meetings. The President/COO and the Chief Executive Officer were awarded 10,000 shares of IFT's common stock as Board members, and these shares have been reflected in these financial statements as payroll expense of $55,000. The stock-award shares value was calculated based on the trading price of IFT's stock at February 23, 2000 which was $2.75 per share. Additionally, on January 31, 2000 IFT extended the employment agreements with its President/COO and Chief Executive Officer through December 31, 2000. Under these agreements, the President/COO will receive an annual base salary of $180,000, 3,000 shares of IFT's common stock per month and a bonus award as deemed appropriate by the Board of Directors of IFT. The Chief Executive Officer will receive an annual base salary of $180,000, 6,000 shares of IFT's common stock per month and a bonus award as deemed appropriate by the Board of Directors of IFT. The employment agreement shares in the amount of 72,000 are reflected in these financial statements as payroll expense and additional paid in capital, and the shares value was calculated based on the trading price of IFT's stock at February 1, 2000 which was $3.25 per share. During the nine month period ended September 30, 2000, payroll expense from common stock issued totaled $458,500 for the Chief Executive Officer and $380,500 for the President/COO. During the nine month period ended September 30, 2000, payroll expense from payroll accruals pursuant to the employment agreements with the President/COO and the Chief Executive Officer totaled $162,787. During the nine month period ended September 30, 2000, payroll tax expense from payroll accruals pursuant to the employment agreements with the President/COO and the Chief Executive Officer totaled $13,224.


Professional services during the three months ended September 30, 2000 were $193,499 as compared to $3,497,403 for the same period in 1999. This represents a decrease of $3,303,904 over the corresponding period for 1999. Professional services during the nine months ended September 30, 2000 were $538,309 as compared to $3,509,753 for the same period in 1999. This represents a decrease of $2,971,444 over the corresponding period for 1999. On July 1, 1999, IFT entered into an agreement with Onkar Corporation, Ltd. to issue 1,500,000 shares of common stock in exchange for various services including introduction to brokers, dealers and potential investors and for facilitating the writing of a minimum of three research reports on IFT. IFT received $750,000 for these shares. The $3,468,750 difference between the value of the shares using the market price at the date of the agreement and the $750,000 of proceeds received from the agreement were reflected in the statements of operations for the nine month period ended September 30, 1999 as professional services expense.

Research and development costs during the three months ended September 30, 2000 were zero as compared to $47,571 for the same period in 1999. Research and development costs during the nine months ended September 30, 2000 were $1,736 as compared to $608,383 for the same period in 1999. This represents a decrease of $606,647 from the corresponding period for 1999. The decrease is primarily due to the reduction of the purchase of testing supplies of $11,047 and decreased testing and laboratory fees of $854,187.

Interest expense during the three months ended September 30, 2000 was $769,749 as compared to $42,347 for the same period in 1999. This represents an increase of $727,402 over the corresponding period for 1999. Interest expense for the nine months ended September 30, 2000 was $894,166 as compared to $61,704 for the same period in 1999. This represents an increase of $832,462 over the corresponding period for 1999. The increase is primarily due to the amortization of discounts on notes payable in connection with IFT's issuance of common stock warrants to stockholders for advances received. The amount amortized during the nine month period was $887,887. During the nine-month period ended September 30, 2000 IFT received advances from stockholders totaling $416,000. The advances are expected to be repaid in the three-month period ending March 31, 2001. In addition to the repayment of principal each stockholder received a warrant to purchase from IFT up to 25,000 shares of common stock at $.01 per share for each $5,000 in principal advanced to IFT. The value of the warrants, $1,228,424, based on the market value of IFT's common stock on the day(s) the advances were received has been recorded as a discount on the notes payable to stockholders to be amortized as interest expense over the expected repayment period of the advance. The increase is lessened due to an agreement entered into with certain promissory note holders on November 1, 1999 to issue 423,537 shares of its common stock by December 31, 1999 in exchange for the balance of the promissory notes due in the amount of $704,254 and interest on the notes due in the amount of $142,820 at $2.00 per share.

The net loss for the three months ended September 30, 2000 was $1,200,778 as compared to the net loss of $3,804,159 for the three months ended September 30, 1999. This represents a decrease of $2,603,381, or 68.4%, from the prior period. The net loss per common share for the three months ended September 30, 2000 was $.06 as compared to the net loss per common share of $.23 for the three months ended September 30, 1999. The net loss for the nine months ended September 30, 2000 was $4,418,936 as compared to the net loss of $4,690,292 for the nine months ended September 30, 1999. This represents a decrease of $271,356, or 5.8%, from the prior period. The net loss per common share for the nine months ended September 30, 2000 was $.25 as compared to the net loss per common share of $.35 for the nine months ended September 30, 1999.

Comparison of Nine Months Ended 12/31/99 and Fiscal 3/31/99

Total operating expenses from development stage operations were $4,726,799 for the nine months ended December 31, 1999, as compared to the development stage operating expenses of $7,751,844 for the twelve month period ended March 31, 1999. This represents a 39.0% decrease from the prior period. The total development stage operating expenses for the nine month period ended December 31, 1998, were $7,335,493. Decreased development stage operating expenses in the current period compared to the fiscal year ended March 31, 1999 are a result of decreased consulting fees of $6,047,000, increased professional fees of $3,578,084, decreased testing laboratory fees of $512,552 and other expenses related to product development. We are presenting this comparison as the nine months ended December 31, 1999, compared to the nine months ended December 31, 1998. The primary expense incurred, of the $416,351 total expenses, during the three month period ended March 31, 1999, was $328,558 of research and development costs.

Consulting expenses during the nine months ended December 31, 1999, were $295,000 representing a decrease of $6,045,500 from the corresponding period for 1998. This represents a decrease of 95.3% from the prior period. The decrease is primarily due to the issuance of 1,200,000 shares of our common stock to our former Board Chairman during December 1998 for consulting services rendered. These shares were valued at the estimated fair value per share of $5.00.

Research and development costs during the nine months ended December 31, 1999 was $330,353, representing a decrease of $183,994 from the corresponding period for 1998. This represents a decrease of 35.8% from the prior period. The decrease is primarily due to the reduction in the purchase of testing supplies of $3,673, decreased rental equipment expenses of $4,617 and decreased testing and laboratory fees of $175,704.

Rent expense during the nine months ended December 31, 1999 was $32,685 representing a decrease of $84,948 from the corresponding period of 1998. This represents a 72.2% decrease from the prior period. We rented our Las Vegas office space and equipment on a month to month basis from a company related through common ownership until May 5, 2000. From September 1, 1998 through March 31, 1999 the rent for the Las Vegas office facility was $18,000 per month. After March 31, 1999 the office rent decreased to $5,000 per month to reflect market and operations conditions. The revised rental amount was retroactive to March 1, 1999. A credit was issued in the amount of $13,000 during the nine month period ended December 31, 1999. Prior to September 1, 1998 the office rent was $4,000 per month. We rent our St. Louis office space and equipment on a six month lease from a company related through common ownership. Payments totaled $32,500 during the nine month period ended December 31, 1999.

Payroll expenses during the nine months ended December 31, 1999 were $318,036 representing an increase of $201,363 from the corresponding period of 1998.
This represents a 172.6% increase from the prior period. The increase was primarily due to the hiring of additional employees to administer the day-to-day operations. Additionally, on July 13, 1999 we entered into employment agreements with our Chief Executive Officer and Chief Operating Officer which expire January 31, 2000 with options to extend until July 31, 2000. Under the terms of the agreement(s), these officers each receive base pay of $1,000 per month plus a combined total of 90,000 shares of our common stock payable at the end of the initial term of the agreement. The stock-based compensation earned through December 31, 1999 was $166,587 and has been reflected in these financial statements as payroll expense and as additional paid in capital, calculated based on the trading price of our stock at July 13, 1999 which was $2.1875 per share.

Professional services during the nine months ended December 31, 1999, were $3,662,718 representing an increase of $3,581,282 over the corresponding period of 1998. On July 1,1999, we entered into an agreement with Onkar Corporation, Ltd. to issue 1,500,000 shares of common stock in exchange for various services including introduction to brokers, dealers and potential investors and for facilitating the writing of a minimum of three research reports on International Fuel. We received $750,000 for these shares. The $3,468,750 difference between the value of the shares using the market price at the date of the agreement and the $750,000 of proceeds received from the agreement have been reflected in the statement of operations for the nine month period ended December 31, 1999 as professional services expense. The increase in professional services is also due to hiring services for payroll of $1,275, web-site initialization of $900, costs related to investigation of patent filing of $3,125, financial information report filing of $1,882 and increased administrative expenses of $36,868. Additionally, there were increases in legal and audit expenses of $68,482 during the nine month period ended December 31, 1999.


Other expenses for the nine months ended December 31, 1999, were $59,234 representing an increase of $12,166 from the corresponding period of 1998. This represents a 25.8% increase from the prior period.

The increase for the nine months ended December 31, 1999 is due primarily to the cost to purchase postage and transfer agent fees to process the rights offering stock certificates.

Interest expense during the nine months ended December 31, 1999 was $405,341 representing an increase of $336,769 for the corresponding period of 1998. This represents a 491.1% increase from the prior period. Interest expense increased primarily due to an agreement we entered into with certain promissory note holders on November 1, 1999 to issue 423,537 shares of our common stock by December 31, 1999 in exchange for the balance of the promissory notes due in the amount of $704,255 and interest on the notes due in the amount of $142,820 at $2.00 per share. The note and interest exchange value was calculated based on the trading price of our stock at November 1, 1999. The $355,771 difference between the $2.00 (per the agreement) value of the shares and the $2.84 trading price of the shares has been reflected in these financial statements as interest expense.

The net loss for the nine months ended December 31, 1999, was $5,132,140 as compared to the net loss of $7,404,065 for the nine month period ended December 31, 1998. This represents a 30.7% decrease from the prior period. The net loss per share for the nine months ended December 31, 1999 was $.32 as compared to the net loss per common share of $.57 for the nine month period ended December 31, 1998.

Comparison of Fiscal 3/31/99 And Fiscal 3/31/98

Total operating expenses were $7,751,844 for the twelve months ended March 31, 1999, as compared to the operating expenses of $1,083,148 for the twelve months ended March 31, 1998 representing an increase of $6,668,696. This represents a 615.7% increase from the prior period. Increased operating expenses are a result of consulting fees of $5,798,588, costs incurred in research and development of $512,816, rent expense of $96,274, payroll expense of $127,321 and interest expense of $80,391.

Consulting expenses during the twelve months ended March 31, 1999 were $6,342,000 representing an increase of $5,798,588 from $543,412 during the twelve months ended March 31, 1998. The increase is primarily due to the issuance of 1,200,000 shares of the IFT's stock to the former Board Chairman during December 1998 for consulting services. These shares were valued at the estimated fair value per share of $5.00.

Research and development costs during the twelve months ended March 31, 1999 were $842,905 representing an increase of $512,816 from $330,089 during the twelve months ended March 31, 1998. This represents a 155.4% increase from the prior period. The increase is primarily due to the enhanced laboratory testing schedule and the purchase of additional shop and testing supplies.

Rent expense during the 12 months ended March 31, 1999 was $146,000 representing an increase of $96,724 from $49,276 during the twelve months ended March 31, 1998. This represents a 196.3% increase from the prior period. IFT rents its office space and equipment on a month-to-month basis from a company related through common ownership. IFT moved to new offices in Las Vegas on September 1, 1998. The rental expense for the new facility was $18,000 per month, an increase of $14,000 per month from $4,000 per month for the corresponding period for 1998.

Payroll expenses and related benefits during the twelve months ended March 31, 1999 were $180,327 representing an increase of $127,321 from $53,006 during the twelve months ended March 31, 1998. This represents a 240.2% increase from the prior period. The increase is due primarily to the hiring of additional employees to administer the day-to-day operations of IFT.

Professional services during the twelve months ended March 31, 1999 were $84,634 representing an increase of $63,540 from $21,094 during the twelve months ended March 31, 1998. This represents a 301.2% increase from the prior period. The increase is due primarily to additional legal fees of $21,901.

Travel expenses for the twelve months ended March 31, 1999 were $41,164 representing a decrease of $2,552 from $43,716 during the twelve months ended March 31, 1998. This represents a 5.8% decrease from the prior period. The decrease is due primarily to a reduction of trips taken to the testing laboratory in California.

Other expenses for the twelve months ended March 31, 1999 were $35,782 representing an increase of $32,100 from $3,682 during the twelve months ended March 31, 1998. The increase is due primarily to postage for shareholder mailings and increased meals and entertainment.

Interest expense during the twelve months ended March 31, 1999 was $87,909 representing an increase of $80,391 from $7,518 during the twelve months ended March 31, 1998. The increase is due primarily to interest accrued on unsecured, short-term loans used for working capital for IFT, which bear interest at 12% per annum.

The net loss for the year ended March 31, 1999, was $7,839,753 as compared to the net loss of $1,090,666 for the year ended March 31, 1998. This represents a 618.8% increase from the prior period. The net loss per share for the year ended March 31, 1999 was $.59 as compared to the net loss per common share of $.20 for the year ended March 31, 1998.

New Accounting Pronouncements

In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for years beginning after June 15, 2000 and requires comparative information for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect the adoption of this statement to have significant impact on our results of operations, financial position or cash flows.

Liquidity And Capital Resources

A critical component of our operating plan impacting the our continued existence is the ability to obtain additional capital through additional debt and/or equity financing. We do not anticipate that we will generate a positive internal cash flow until such time as we can generate revenues from license fees from our PEERFUEL(TM) process and/or direct sales of our PEERFUEL(TM) products, either or both of which may take the next few years to realize. In the event we cannot obtain the necessary capital to pursue our strategic plan, we may have to cease or significantly curtail our operations. This would materially impact our ability to continue as a going concern. The independent auditor's reports included with the financial statements later in this prospectus indicate there is a substantial doubt that IFT can continue as a going concern.

We have met our capital needs since inception primarily through the issuance of common stock as compensation for services rendered, which have totaled $12,557,733 since inception in April 1996, and for the nine month period ended September 30, 2000, totaled $2,607,257. In addition to these amounts, we have raised $2,801,828 in cash from the issuance of common stock since IFT's inception, with $218,150 of this total raised during the nine month period ended September 30, 2000. Most of these funds have been raised through private placement transactions. Finally, since IFT's inception, financing totaling $1,831,925 was raised privately through notes payable to various sources, of which $549,171 was repaid, $704,254 was converted to common stock, and $578,500 is recorded as a liability on the September 30, 2000, balance sheet. For the nine months ended September 30, 2000 proceeds from notes payable to stockholders totaled $516,000.

The cash used in operating activities is $700,022 for the nine months ended September 30, 2000 as compared to cash used in operating activities of $322,970 for the nine months ended September 30, 1999. The primary use of the additional cash in operations compared to the prior year was for accounts payable. The cash provided by financing activities was $734,150 for the nine months ended September 30, 2000 as compared to $473,804 provided by financing activities for the nine months ended September 30, 1999. Net cash increased by $34,128 for the nine months ended September 30, 2000 as compared to net cash increasing by $150,834 for the nine months ended September 30, 1999.

Working capital at September 30, 2000 was ($421,755) as compared to ($308,659) at December 31, 1999. The primary decrease in working capital is due to the increase of notes payable during the nine month period ended September 30, 2000 and the discount on the issuance of warrants to stockholders for advances received during the nine month period ended September 30, 2000.

Effective October 27, 1999, IFT merged with and into Blencathia Acquisition Corporation. Blencathia had 300,000 shares outstanding at the time of merger, which it redeemed and canceled. In exchange for 300,000 shares of Blencathia's common stock, IFT issued Blencathia shares of its restricted common shares. These restricted common shares are expected to be sold in an amount sufficient to provide the former shareholders of Blencathia with proceeds of $500,000.

On May 8, 2000 IFT issued 300,000 common shares that were contingently issued per the Blencathia merger agreement. The 300,000 shares of common stock are included in the statement of stockholders' deficit for the nine months ended September 30, 2000 but are not included in earnings per share and weighted average share calculations for the nine month period ended September 30, 2000. They will be included when the shares are sold to provide payment to the shareholders of Blencathia. The shareholders of Blencathia have represented to the management of IFT that the 300,000 shares will be sold only with IFT's approval. If the shares are sold and $500,000 is not generated additional shares may need to be issued to the shareholders of Blencathia. Based on the February 6, 2001 market price, $.46, of IFT's common stock, a total of 1,086,957 shares would need to be issued to generate the $500,000 proceeds.

During the three month and nine month periods ended September 30, 2000 IFT received advances from stockholders who are accredited investors totaling $311,000 and $416,000, respectively. The advances are expected to be repaid in the three month period ending March 31, 2001. In addition to the repayment of principal each stockholder received a warrant to purchase from IFT up to 25,000 shares of common stock at $.01 per share for each $5,000 in principal advanced to IFT.

The cash used in operating activities for the nine months ended December 31, 1999 was $1,162,743 as compared to $1,396,056 and $773,808 used in operating activities for the years ended March 31, 1999 and 1998, respectively. The cash provided by financing activities was $1,214,150 for the nine months ended December 31, 1999 as compared to $1,395,724 and $767,243 provided by financing activities for the years ended March 31, 1999 and 1998, respectively. Net cash increased by $26,358 for the nine months ended December 31, 1999 as compared to net cash decreasing by $4,612 and $6,207 for the years ended March 31, 1999 and 1998, respectively.

While management cannot make any assurance as to the accuracy of our projections of future capital needs, it is anticipated that a total of approximately $1.8 million over the remainder of the fiscal year will be necessary in order to enable us to meet our capital needs. We believe the proceeds from the convertible debenture financing will be used as follows: $350,000 for specific testing as part of required regulatory procedures as set by the Air Resources Board of California ("CARB"), $350,000 for commercial fleet testing programs, $250,000 for investor relations, and $900,000 for salary and related administrative expenses (rent, telephone, etc.), and $1,150,000 working capital for future capital needs, including to fund the operations of future acquisitions, if any. The budget includes officers deferring a portion of their salary for over the next twelve months. In February 2000, we entered into a convertible debenture purchase agreement to raise $3,000,000 through the sale of convertible debentures to GEM Global Yield Fund, Ltd. and Turbo International Ltd. ("GEM"). During June 2000 this agreement was amended to raise $1,500,000 through the sale of convertible debentures to GEM. In connection with the convertible debenture purchase agreement IFT issued a warrant to GEM for the purchase 390,000 shares of common stock at $.01 per common share. This warrant was exercised on March 28, 2000. We additionally issued 195,000 shares of common stock to the purchasers of the convertible debenture purchase agreement in conjunction with an amendment to the GEM convertible debenture purchase agreement dated June 16, 2000. Subsequent to September 30, 2000, we stopped pursuing the $1,500,000 GEM agreement that had expired on August 24, 2000. On October 16, 2000 we signed a term sheet with The International Investment Group ("IIG") for a $6 million equity line of credit to be funded $3 million over one year with a one-year extension, at our option, for an additional $3 million. During the following months we revised the terms of the October 16, 2000 IIG term sheet and on January 3, 2001 entered into a Security Purchase Agreement with IIG Equity Opportunities Fund Ltd. ("IIG Fund"), which has a one-year commitment amount of $3 million, with an option at our control for an additional $3 million in financing after the completion of the one-year commitment. The January 3, 2001 Securities Purchase Agreement with the IIG Fund replaced the October 16, 2000 IIG term sheet. Such financing is contingent upon IFT's ability to register the shares of common stock underlying the convertible debenture financing with the Securities and Exchange Commission ("SEC"). There can be no assurance that the registration will be granted effectiveness by the SEC, in which case IFT would be required to seek alternative sources of financing. IFT's continued existence is dependent upon its ability to resolve its liquidity shortfall principally by obtaining this additional financing or raising equity capital.

IFT expects to have the CARB application completed by February 2001. IFT will contact Southwest Research Institute to begin the equivalency testing at their laboratory. If Southwest Research can fit IFT into their schedule by June 1, 2001, and assuming it will take 30 days for the testing process itself, IFT will submit the results of the tests to CARB by the end of June. IFT expects the CARB equivalency certification process to take approximately 60 days and be completed by the end of August 2001. After CARB issues the equivalency certification, IFT will begin marketing target refiners in California. Also, IFT has determined an appropriate third-party fleet testing program and plans to have the details worked out regarding the logistics with MarketMatch in the next 60 to 90 days. Furthermore, IFT plans to manufacture at least two more fuel processors to successfully conduct the fleet testing program. Once the fleet testing has commenced, on or about April 1, 2001, IFT should start seeing actual test data results with respect to the value of the PEER process by April 15, 2001. By the end of June 2001 IFT expects to have substantial completion of all the fleet testing efforts, which includes correlation of the fuel efficiency data. The projected amount for additional research and development necessary after this fiscal year to bring PEERFUEL/TM/ to market is approximately $2 million.

          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


In the normal course of business, operations of IFT may be exposed to fluctuations in interest rates. These fluctuations can vary the costs of financing, investing and operating transactions. Because we had minimum debt there is no material impact on earnings of fluctuations in interest.

   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                  DISCLOSURE

On March 7, 2000, the Board of Directors unanimously agreed to engage BDO Seidman, LLP to be IFT's new principal accountant. At no time during the past two fiscal years or any subsequent period prior to engagement as principal auditor did the Registrant consult with BDO Seidman, LLP regarding either the application of accounting principles to a specified transaction or type of audit opinion which might be rendered on the Registrant's financial statements or any other matter. The former accountant, McGladrey & Pullen, LLP declined to stand for re-election for the December 31, 1999 engagement. The independent auditors' reports for March 31, 1999 and 1998, were modified as to uncertainties about the entity's ability to continue as a going concern. IFT and its former accountants had no disagreements during the fiscal years ended March 31, 1999 and 1998, and through the date they declined to stand for re-election.

                                  MANAGEMENT

Directors and Executive Officers

The following are the names of our directors and executive officers, their present positions with International Fuel and information about their background.

Name                      Age      Title
----                      ---      -----

Jonathan R. Burst          42      Chief Executive Officer, Director, Chairman
William J. Lindenmayer     41      President, Chief Operating Officer, Director
Steven D. Walters          33      Chief Financial Officer
William H. Center          55      Director
David B. Norris            52      Director
Harry Demetriou            57      Director

All directors hold office until the next annual meeting of shareholders or until their successors are elected and qualified. At present, our Articles of Incorporation provide for not less than one nor more than nine directors. Currently, we have five directors. Our Bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors.

Background of Directors and Executive Officers:

JONATHAN R. BURST has served as our Chief Executive Officer since July 1999. From July 1999 to February 2000 he also served as our President. In February 2000, Mr. Burst was appointed to our Board of Directors and became chairman in June 2000. In 1998, Mr. Burst founded Burcor International, St. Louis, Missouri, an insurance brokerage firm, and has served as its President since its inception. From 1992 to 1998, Mr. Burst served as Executive Vice President and Managing Director of mergers and acquisitions at Aon Risk Services, a St. Louis, Missouri, mergers and acquisition risk management consulting company. Mr. Burst received his Bachelor of Arts degree in Economics from the University of Missouri in 1981.

WILLIAM J. LINDENMAYER has served as our President since February 2000. He has also served as our Chief Operating Officer since July 1999. In February 2000, Mr. Lindenmayer was appointed to our Board of Directors. From 1999 to the present, Mr. Lindenmayer has served as Managing Director of Burcor Capital, LLC, a venture capital merger and acquisitions subsidiary of Burcor International, St. Louis, Missouri. From 1997 to 1999, Mr. Lindenmayer served as president of DLW Partners, LLC, St. Louis, Missouri, a video tape distribution company. From 1995 to 1997, Mr. Lindenmayer served as President of WLI William Lindenmayer Group, Inc., St. Louis, Missouri, a financial consulting company. Mr. Lindenmayer received his Bachelor of Science degree from Cornell University in 1982 and his Masters of Business Administration from University of Virginia in 1988.

STEVEN D. WALTERS has served as our Chief Financial Officer since October 2000. From 1997 to September 2000, Mr. Walters provided controller and accounting services through Steven D. Walters, CPA. From 1994 to 1997, Mr. Walters served as Chief Financial Officer of Leggoons, Inc., an apparel manufacturing company that was located in Vandalia, Missouri. From 1989 to 1994, Mr. Walters served in various positions with two local public accounting firms in St. Louis, Missouri. Mr. Walters received his Bachelor of Science-Business Administration degree from the University of Missouri-St. Louis in May 1989. Mr. Walters passed all four parts of the Uniform CPA Exam in November 1989.

WILLIAM H. CENTER has served on our Board of Directors since October 2000. Mr. Center is the President of MarketMatch, Inc., a strategic consulting firm established in 1995 specializing in targeted applications within the petroleum industry, including pollution emission control technologies, located in Richmond, Virginia. From 1985 to 1995, Mr. Center served as a Market Manager for Ethyl Corporation.

DAVID B. NORRIS has served on our Board of Directors since April 1999. Since 1983, Mr. Norris has been the owner and President of Addicks Services, Inc., Richmond, Texas, a construction company.

HARRY DEMETRIOU has served on our Board of Directors since February 2000. Mr. Demetriou has been a ship owner for over 25 years. The ships are bulk carriers of and transport goods in bulk on a worldwide basis.

Compensation

The following table sets forth information concerning all cash and non-cash compensation paid or to be paid, as well as certain other compensation awarded, earned by and paid, during the fiscal years indicated, to our Chief Executive Officer and for each of our other executive officers whose annual salary and bonus exceeds $100,000 for such period in all capacities in which they served.

                          Summary Compensation Table

                         Annual Compensation        Long-Term Compensation
                         -------------------        ----------------------
                                                            Awards
                                                            ------


                                                  Other                   All
Name and                                         Annual     Restricted   Other
Principal              Period                    Compen-      Stock     Compen-
Position               Ended    Salary  Bonus    sation       Awards    sation
--------               -----    ------  -----    ------       ------    ------

Jonathan R. Burst,
Chief Executive
Officer               12/31/99  $5,493      0          0    $  111,056        0

Norman C. Barrett,
NOPEC Consultant
and former
Board Chairman        12/31/99       0      0          0             0        0
                       3/31/99       0      0 $6,100,000/1/          0        0
                       3/31/98       0      0          0             0        0

_________________
/1/Consultant Fees.

Perquisites and other personal benefits are omitted because they do not exceed either $50,000 or 10% of the total of annual salary and bonus for the named executive officer.

Employment Agreements

On July 13, 1999, we entered into an employment agreement with Jonathan R. Burst serving as President and Chief Executive Officer. Under the agreement, Mr. Burst received a base pay of $1,000 per month plus 10,000 shares of our common stock during the initial term for an aggregate of 60,000 shares. The employment agreement provided that the initial term of office would expire on January 31, 2000 with extensions until July 31, 2000, unless either party elected not to continue the agreement. The value of the shares earned through December 31, 1999, $111,056, has been recorded as payroll expense. The agreement was extended during January 2000 with Mr. Burst serving as Chief Executive Officer with an annual base salary of $180,000, 6,000 shares per month and a bonus award as deemed appropriate by our

Board of Directors. The agreement automatically renewed on January 1, 2001 for another one year term. On February 23, 2000 the Board of Directors granted Mr. Burst 100,000 shares of our common stock for his appointment as Chief Executive Officer.

On July 13, 1999, we entered into an employment agreement with William J. Lindenmayer, serving as Chief Operating Officer. Under the agreement, Mr. Lindenmayer received a base pay of $1,000 per month plus 5,000 shares of our common stock during the initial term for an aggregate of 30,000 shares. The employment agreement provided that the initial term of office would expire on January 31, 2000 with extensions until July 31, 2000 unless either party elected not to continue with the agreement as so stated. The agreement was extended in January 2000. Pursuant to the new agreement, Mr. Lindenmayer is entitled to an annual base salary of $180,000, 3,000 shares per month and a bonus award as deemed appropriate by our Board of Directors. The agreement automatically renewed on January 1, 2001 for another one year term. On February 8, 2000, the Board of Directors appointed Mr. Lindenmayer as President and increased his annual base salary to $180,000. On February 23, 2000 the Board of Directors awarded an initial grant of 100,000 shares of our common stock to Mr. Lindenmayer for his appointment as President and Chief Operating Officer.

Incentives
----------

On February 23, 2000, the Board of Directors passed a resolution authorizing stock awards to be paid in the amount of 100,000 shares of our common stock to senior management upon the execution of a subordinated debt financing agreement providing for funding to cover our budget for the next 24 months, progress toward creation and enactment of our Business Plan and the initiation of final protocol testing for the reference standard fuel.

Options
-------

We currently do not have any plan or agreement related to the grant of stock option awards for employees or directors.

Compensation of Directors
-------------------------

On February 23, 2000, the Board of Directors adopted the Director's Stock Compensation Plan, which provides for an annual award of 10,000 shares of our common stock to the Board members as reimbursement for their attendance at the Board meetings. Each Board member will be awarded additional 1,000 shares of our common stock for any three telephone conference call Board meetings attended.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

The following table sets forth information as of February 6, 2001, regarding the beneficial ownership determined in accordance with the rules of the Securities and Exchange Commission, which generally attributes beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities, of our common stock of: (i) each person known by us to own beneficially more than five percent of our common stock; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table (see "Compensation"); and (iv) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed.


    Name of                    Amount and Nature of     Percent of
Beneficial Owner               Beneficial Ownership  Common Stock/1/
----------------               --------------------  ----------------
IIG Equity Opportunities Fund Ltd. 10,344,828             28.9%
                                    ---------             -----
IIG Capital, Inc.                     900,000              2.5%
                                    ---------             -----
Jonathan R. Burst/2/                1,511,000              4.2%
William J. Lindenmayer/3/             698,000              1.9%
Steven D. Walters                           0              0.0%
William H. Center                         100              0.0%
David B. Norris                       896,562              2.5%
Harry F. Demetriou/4/                 871,667              2.4%
All directors and executive
 officers as a group                3,977,329             11.0%

__________________________________________

/1/ Based upon 24,692,786 outstanding shares of common stock as of February 6, 2001 and 11,244,828 shares to be issued based on a February 6, 2001 conversion date.
/2/ Includes 150,000 shares owned by Burcor Capital, L.L.C. of which Mr. Burst is an executive officer and deemed to be the beneficial owner of such shares. /3/ Includes 50,000 shares owned by Burcor Capital, L.L.C. of which Mr. Lindenmayer is an executive officer and deemed to be the beneficial owner of such shares.
/4/ Includes 871,667 shares owned by Observor Acceptances Ltd. of which Mr. Demetriou is the sole owner and deemed to be the beneficial owner of such shares.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


IFT issued 1,200,000 restricted shares to a consultant on December 21, 1998. This consultant had been a founder of IFT served as Board Chairman and provided services in connection with the technology of IFT. These shares served as payment to this consultant for his past services. Because there were no formal service agreements and no specified time frame for the performance of these services, the cost of the services was recognized as expense at the date the shares were distributed. The market value of the shares was determined by the Board of Directors based upon the private placement of common stock sold in November 1998 at $5.00 per share. The $6,000,000 value has been included in consulting services for the year ended March 31, 1999. IFT management acknowledges that the $6,000,000 value of these shares is disproportionate to the value of the services provided. From January through March 1998, the consultant distributed 1,699,800 of his personal shares to others for services without any expectation of receiving any additional shares from IFT. These services included providing business contacts to assist IFT in its business plan and to assist IFT in raising capital. Because there were no formal service agreements and no specified time frame for the performance of these services, the cost of the services was recognized at the date the personal shares were distributed. The value of the services was deemed to be $169,980 by the Board of Directors. This amount was expensed in the year ended March 31, 1998 with an increase to additional paid-in capital.

Until May 5, 2000, we rented office space and equipment from Nevada Offshore Petroleum Export Corp., a company related through common ownership, under a month to month agreement requiring monthly payments. Prior to September 1, 1998 the office rent was $4,000 per month. From September 1, 1998 through March 31, 1999 the rent for the Las Vegas office facility was $18,000 per month. After March 31, 1999 the office rent decreased to $5,000 per month. The revised rental amount was retroactive to March 1, 1999. A credit was issued in the amount of $13,000 during the nine month period ended December 31, 1999. Presently, we maintain our Las Vegas operations offices under a rent-free arrangement with an employee. If rent was charged the amount would be nominal.

We obtain general and administrative services and rent office space and equipment from Burcor Capital, L.L.C., a company related through common ownership (Mr. Jonathan Burst, executive officer and director of International Fuel, is the founder and president of Burcor Capital, L.L.C.) , under an agreement requiring monthly payments of $5,000. Payments totaled $32,500 during the nine month period ended December 31, 1999.

On April 26, 1999, at the Annual Shareholders Meeting, our shareholders approved the engagement of Burcor Capital, L.L.C. as our investment bankers to develop investment and marketing relationships in connection with a merger or consolidation of International Fuel with any other business entity, the sale of all or part of International Fuel securities for cash or in exchange for other tangible or intangible consideration ("Potential Transactions") and the planning and actions taken for the purpose of effecting one or more Potential Transactions. As of December 31, 1999 no amounts have been paid related to this agreement.

On October 7, 1999, we entered into an Advisory Agreement with Mr. Harry Demetriou on a non-exclusive basis to render financial advisory services in connection with the possible sale of International Fuel. As of December 31, 1999 no payments had been made related to this agreement. During June 2000 this agreement was canceled and replaced with an agreement that provided for payment of 250,000 common shares. These shares were issued on June 16, 2000.

On November 1, 1999, we entered into an agreement with certain related party promissory note holders to issue 423,537 shares of its common stock by December 31, 1999 in exchange for the balance of the promissory notes due in the amount of $677,254, a related party account payable of $26,500 and interest on the notes due in the amount of $142,820 at $2.00 per share. The stock-based note and interest exchange value was calculated based on the trading price of our stock at November 1, 1999. The $355,771 difference between the $2.00 (per the agreement) value of the shares and the trading price of the shares has been reflected in the financial statements as interest expense.

At December 31, 1999, we owed one of our shareholders approximately $87,000 for legal services performed. Subsequent to December 31, 1999, the shareholder agreed to accept 27,559 shares of our common stock in lieu of cash for the amounts due to him.

During October 1999 we entered into an agreement with TPG Capital Corporation, a company related through common ownership, for consulting services. A payment of $100,000 was made and recorded as consulting expense during the nine month period ended December 31, 1999.

Our policy regarding related transactions requires that any director or officer who has an interest in any transaction to be approved by our board of directors must disclose the presence and the nature of the interest to the board of directors prior to any approval of the transaction by the board of directors. The transaction may then be approved by a majority of the disinterested directors, provided that an interested director may be counted in the determining the presence of a quorum at the meeting of the board of directors to approve the transaction. Our policy regarding compensation for directors and officers is that the board of directors may, without regard to personal interest, establish the compensation of directors for services in any capacity.


                                 LEGAL MATTERS

We are not a party to any material legal proceedings and to our knowledge, no such proceedings are threatened or contemplated.


                                    EXPERTS

The financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements included in this Registration Statement have been audited by McGladrey & Pullen, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities and Exchange Act of 1934, and as a result we file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding International Fuel, Inc. at the address http://www.sec.gov.

The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

We have filed with the Securities Exchange Commission a registration statement on Form S-1, under the Securities Act of 1933, with respect to the offered common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information provided in the registration statement, certain parts of which are omitted in compliance with the rules and regulations of the Commission. Copies of the registration statement, including all exhibits, may be obtained from the Commission's principal office in Washington D.C. upon payment of a fee or may be examined without charge at the offices of the Commission as described above.

                         INDEX TO FINANCIAL STATEMENTS

(a) The following financial statements are included:

                      INTERNATIONAL FUEL TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                      AS OF AND FOR THE NINE MONTH PERIOD
                    ENDED DECEMBER 31, 1999, AND AS OF AND
                  FOR THE YEARS ENDED MARCH 31, 1999 AND 1998

Report of Independent Certified Public Accountants                      F-2

Independent Auditor's Report                                            F-3

Financial Statements
--------------------
Balance Sheets - December 31, 1999 and March 31, 1999                   F-4

Statements of Operations - Nine Months Ended December 31, 1999,
Twelve Months Ended March 31, 1999 and 1998, and From Inception
(April 9, 1996) to December 31, 1999                                    F-5

Statements of Stockholders' Deficit - Nine Months Ended December
31, 1999, Twelve Months Ended March 31, 1999 and 1998, and From
Inception (April 9, 1996) to December 31, 1999                          F-6

Statements of Cash Flows - Nine Months Ended December 31, 1999,
Twelve Months Ended March 31, 1999 and 1998, and From Inception
(April 9, 1996) to December 31, 1999                                    F-7

Notes to Financial Statements                                     F-8--F-20

                      INTERNATIONAL FUEL TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                        FOR THE QUARTERLY PERIOD ENDED
                              SEPTEMBER 30, 2000

Balance Sheets - September 30, 2000 (unaudited) and December 31, 1999  F-21

Statements of Operations - Three Month and Nine Month Periods Ended
September 30, 2000 and 1999 (unaudited), and From Inception (April 9,
1996) to September 30, 2000 (unaudited)                                F-22

Statement of Stockholders' Deficit - Nine Months Ended
September 30, 2000 (unaudited)                                         F-23

Statements of Cash Flows - Nine Months Ended September 30,
2000 and 1999 (unaudited), and From Inception (April 9, 1996) to
September 30, 2000 (unaudited)                                         F-24

Notes to Financial Statements                                    F-25--F-28

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS'

To the Board of Directors and Stockholders
International Fuel Technology, Inc.
St. Louis, Missouri

We have audited the accompanying balance sheet of International Fuel Technology, Inc. (a Nevada corporation in the development stage) as of December 31, 1999, and the related statements of operations, stockholders' deficit and cash flows for the nine month period then ended and the related statements of operations and cash flows for the period from inception (April 9, 1996) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of International Fuel Technology, Inc. for the period from inception (April 9,
1996) to March 31, 1999. Such statements are included in the cumulative inception to December 31, 1999 totals of the statements of operations and cash flows and reflect a net loss of 61% of the related cumulative total. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts for the period from inception (April 9, 1996) to March 31, 1999 included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of International Fuel Technology, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the nine month period then ended and for the period from inception (April 9, 1996) to December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that International Fuel Technology, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, International Fuel Technology, Inc. has suffered recurring losses from operations, has negative working capital, cash used in operating activities and has a stockholders' deficit that raise substantial doubt about International Fuel Technology, Inc.'s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 12, the financial statements have been restated to reflect the effect of the change in accounting treatment for the shares of stock issued in the acquisition of Blencathia.

BDO SEIDMAN, LLP

St. Louis, Missouri
April 7, 2000
(except for Note 12, as to which
the date is November 15, 2000)

                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
International Fuel Technology, Inc.
Las Vegas, Nevada

We have audited the accompanying balance sheet of International Fuel Technology, Inc., a development stage company, as of March 31, 1999, and the statements of operations, stockholders' deficit and cash flows for the years ended March 31, 1999 and 1998. These financial statements are the responsibility of IFT's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Fuel Technology, Inc. as of March 31, 1999, and the results of its operations and its cash flows for the years ended March 31, 1999 and 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that IFT will continue as a going concern. As more fully described in Note 2 to the financial statements, IFT has not yet commenced the operations for which it was organized and its total liabilities exceeds its total assets. Furthermore, IFT may need to raise substantial capital in order to implement its business plan. This raises substantial doubt about IFT's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

McGLADREY & PULLEN, LLP

Las Vegas, Nevada
September 27,1999

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

                                                                  December 31,          March 31,
ASSETS                                                                1999                1999
--------------------------------------------------------------------------------------------------
                                                                 (as restated)
Current Assets
  Cash                                                           $      26,846       $         488
  Employee receivable                                                      468              -
  Note receivable, stockholder (Note 6)                                 15,000              -
  Prepaid insurance                                                     12,719              -
                                                                 ---------------------------------
          Total current assets                                          55,033                 488

  Machinery and equipment                                               15,505               5,924
  Accumulated depreciation                                              (2,374)               (760)
                                                                 ---------------------------------
                                                                 $      68,164       $       5,652
                                                                 =================================

LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------
  Current Liabilities
  Accounts payable                                               $     110,691       $     313,979
  Accounts payable-stockholders (Note 6)                               187,095               -
  Accrued expenses                                                       3,406              54,367
  Accrued interest expense                                                -                 93,270
  Due to related party                                                    -                 26,500
  Notes payable to stockholders (Note 4)                                62,500             672,554
                                                                 ---------------------------------
          Total current liabilities                                    363,692           1,160,670
                                                                 ---------------------------------

Commitments and Contingencies (Note 2)

Stockholders' Deficit (Note 5)
  Common stock, $.01 par value; authorized, 150,000,000,
    16,818,339 and 14,097,559 shares issued and outstanding
    at December 31, 1999 and March 31, 1999, respectively              168,184             140,976
  Discount on common stock                                            (816,923)           (816,923)
  Additional paid-in capital                                        14,760,243           8,795,821
  Deficit accumulated during the development stage                 (14,407,032)         (9,274,892)
                                                                 ---------------------------------
                                                                      (295,528)         (1,155,018)
                                                                 ---------------------------------
          Total stockholders' deficit                            $      68,164       $       5,652
                                                                 =================================

See Notes to Financial Statements.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

                                                                                                  From
                                                                                                Inception
                                                                                                (April 9,
                                                   Nine Months           Twelve Months            1996)
                                                      Ended                  Ended               Through
                                                   December 31,            March 31,           December 31,
                                                      1999            1999          1998           1999
                                                  ------------   ------------   ------------   ------------
                                                  (as restated)                                (as restated)
Revenues                                          $     -        $     -        $     -        $     -
Cost of Revenues                                        -              -              -              -
                                                  ------------   ------------   ------------   ------------
Gross Profit                                            -              -              -              -
                                                  ------------   ------------   ------------   ------------

Operating Expenses:
 Advertising and marketing                              12,913         11,106         -              24,019
 Consulting (Note 5)                                   295,000      6,342,000        543,412      7,358,264
 Research and development costs                        330,353        842,905        330,089      1,543,077
 Office                                                  1,002         26,377         25,973         55,154
 Other                                                  59,234         35,782          3,682        107,499
 Payroll (Note 5)                                      318,036        180,327         53,006        567,558
 Professional services (Note 5)                      3,662,718         84,634         21,094      3,792,534
 Rent                                                   32,685        146,000         49,276        275,961
 Stock transfer fees                                     5,249         18,378         -              23,627
 Telephone                                               2,957         23,171         12,900         43,696
 Travel                                                  6,652         41,164         43,716        114,875
                                                  ------------   ------------   ------------   ------------
        Total operating expenses                     4,726,799      7,751,844      1,083,148     13,906,264
                                                  ------------   ------------   ------------   ------------
    Net loss from operations                         4,726,799   $  7,751,844      1,083,148     13,906,264
    Interest expense (Note 5)                          405,341         87,909          7,518        500,768
                                                  ------------   ------------   ------------   ------------
    Net loss before income taxes                     5,132,140      7,839,753      1,090,666   $ 14,407,032
                                                                                               ============
    Provision for income taxes                          -              -              -
                                                  ------------   ------------   ------------
    Net loss                                      $  5,132,140   $  7,839,753   $  1,090,666
                                                  ============   ============   ============

             Basic and diluted net loss
              per common share                    $        .32   $        .59   $        .20

Weighted average common shares outstanding          15,800,725     13,390,417      5,351,089

See Notes to Financial Statements.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS' DEFICIT
                                                                   Common Stock    Common Stock    Discount on   Additional
                                                                      Shares          Amount      Common Stock  Paid-In Capital
-------------------------------------------------------------------------------------------------------------------------------
Issuances of common stock for cash                                      41,616   $         416   $         -   $     148,960
Issuances of common stock for technology (Note 5)                      146,700           1,467       (14,670)         13,203
Issuances of common stock (Note 5)                                       8,500              85             -             (85)
Issuances of common stock for services (Note 5)                         84,623             846             -           7,616
Issuance of common stock for compensation (Note 5)                      15,000             150             -           1,350
Net loss                                                                     -               -             -               -
-------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1997                                                296,439           2,964       (14,670)        171,044
Issuances of common stock for cash                                     158,350           1,584             -         286,268
Issuances of common stock for technology (Note 5)                    5,320,952          53,209      (532,095)        478,886
Issuances of common stock (Note 5)                                     142,280           1,423             -          (1,423)
Issuances of common stock for services (Note 5)                      1,211,883          12,119             -         109,070
Expense recorded for services rendered by consultants (Note 5)               -               -             -         169,980
Issuance of common stock for compensation (Note 5)                      70,100             701             -           6,309
Issuances of common stock in connection with the
  acquisition of United States Fuel Technology, Inc. (Note 3)        2,795,979          27,960             -         346,545
Cancellation of shares (Note 3)                                        (94,400)           (944)        9,440          (8,496)
Net loss                                                                     -               -             -               -
-------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1998                                              9,901,583          99,016      (537,325)      1,558,183
Issuances of common stock for cash                                     200,000           2,000             -         998,000
Issuances of common stock for services (Note 5)                      1,200,000          12,000             -       5,988,000
Issuances of common stock in connection with the
  acquisition of Scientific Fuel Technology, LLC (Note 3)            2,795,979          27,960      (279,598)        251,638
Net loss                                                                     -               -             -               -
-------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1999                                             14,097,562         140,976      (816,923)      8,795,821
Issuances of common stock for services and cash (Note 5)             1,500,000          15,000             -       4,203,750
Issuances of common stock for cash (Note 5)                            794,740           7,947             -         388,503
Issuances of common stock for compensation (Note 5)                      2,500              25             -           6,975
Conversion of debt  (Note 4)                                           423,537           4,236             -       1,198,609
Accrued stock based compensation (Note 5)                                    -               -             -         166,585
Net loss (as restated)                                                       -                -             -               -
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999 (as restated)                            16,818,339   $     168,184   $  (816,923)  $  14,760,243
===============================================================================================================================
                                                                     Accumulated
                                                                    Deficit During
                                                                      Development
                                                                         Stage            Total
------------------------------------------------------------------------------------------------------
Issuances of common stock for cash                                  $            -    $     149,376
Issuances of common stock for technology (Note 5)                                -                -
Issuances of common stock (Note 5)                                               -                -
Issuances of common stock for services (Note 5)                                  -            8,462
Issuance of common stock for compensation                                        -            1,500
Net loss                                                                  (344,473)        (344,473)
------------------------------------------------------------------------------------------------------
Balance, March 31, 1997                                                   (344,473)        (185,135)
Issuances of common stock for cash                                               -          287,852
Issuances of common stock for technology (Note 5)                                -                -
Issuances of common stock (Note 5)                                               -                -
Issuances of common stock for services (Note 5)                                  -          121,189
Expense recorded for services rendered by consultants (Note 5)                   -          169,980
Issuance of common stock for compensation (Note 5)                               -            7,010
Issuances of common stock in connection with the
  acquisition of United States Fuel Technology, Inc. (Note 3)                    -          374,505
Cancellation of shares (Note 3)                                                  -                -
Net loss                                                                (1,090,666)      (1,090,666)
------------------------------------------------------------------------------------------------------
Balance, March 31, 1998                                                 (1,435,139)        (315,265)
Issuances of common stock for cash                                               -        1,000,000
Issuances of common stock for services (Note 5)                                  -        6,000,000
Issuances of common stock in connection with the
  acquisition of Scientific Fuel Technology, LLC (Note 3)                        -                -
Net loss                                                                (7,839,753)      (7,839,753)
------------------------------------------------------------------------------------------------------
Balance, March 31, 1999                                                 (9,274,892)      (1,155,018)
Issuances of common stock for services and cash (Note 5)                         -        4,218,750
Issuances of common stock for cash (Note 5)                                      -          396,450
Issuances of common stock for compensation (Note 5)                              -            7,000
Conversion of debt  (Note 4)                                                     -        1,202,845
Accrued stock based compensation (Note 5)                                        -          166,585
Net loss (as restated)                                                  (5,132,140)      (5,132,140)
------------------------------------------------------------------------------------------------------
Balance, December 31, 1999 (as restated)                            $  (14,407,032)   $    (295,528)
======================================================================================================

See Notes to Financial Statements.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

                                                                                                                      From
                                                             Nine Months      Twelve Months      Twelve Months      Inception
                                                                Ended             Ended              Ended       (April 9, 1996)
                                                            December 31,        March 31,          March 31,     to December 31,
                                                                1999               1999               1998             1999
---------------------------------------------------------------------------------------------------------------------------------
                                                           (as restated)                                         (as restated)
Cash Flows from Operating Activities
Net loss                                                 $    (5,132,140)  $     (7,839,753)  $     (1,090,666)     $(14,407,032)
Adjustments to reconcile net loss to net cash
 used in operating activities:
 Depreciation                                                      1,614                760                  -             2,374
 Stock issued and additional paid in capital
  recognized for services and compensation                     3,642,335          6,000,000            298,179         9,950,476
 Interest expense recognized on conversion of debt               355,771                  -                  -           355,771
 Change in assets and liabilities:
  (Increase) decrease in prepaid insurance                       (12,719)               590               (590)          (12,719)
  Increase (decrease) in accounts payable                       (203,288)           313,979                  -           110,691
  Increase in accounts payable--stockholders                     187,095                  -                  -           187,095
  Increase (decrease) in accrued expenses                         (1,411)           128,368             19,269           146,226
                                                         ------------------------------------------------------------------------
                 Net cash used in operating
                      activities                              (1,162,743)        (1,396,056)          (773,808)       (3,667,118)
                                                         ------------------------------------------------------------------------
Cash Flows from Investing Activities
 Acquisition of machinery and equipment                           (9,581)            (4,280)                 -           (13,861)
 Increase in employee and stockholder receivables                (15,468)                 -                  -           (15,468)
 Cash acquired in connection with the purchase of
  United States Fuel Technology, Inc.                                  -                  -                358               358
                                                         ------------------------------------------------------------------------
            Net cash (used in) provided by investing
                 activities                                      (25,049)            (4,280)               358           (28,971)
                                                         ------------------------------------------------------------------------
Cash Flows from Financing Activities
 Increase (decrease) in amount due to
  related party                                                        -           (142,000)           168,500            26,500
 Increase in due to United States Fuel Technology, Inc.                -                  -            224,391           372,503
 Proceeds from common stock issued                             1,146,450          1,000,000            287,852         2,583,678
 Proceeds from notes payable                                     325,700            828,895             86,500         1,289,425
 Payment on notes payable                                       (258,000)          (291,171)                 -          (549,171)
                                                         ------------------------------------------------------------------------
            Net cash provided by financing
             activities                                        1,214,150          1,395,724            767,243         3,722,935
                                                         ------------------------------------------------------------------------
                 Net increase (decrease) in cash                  26,358             (4,612)            (6,207)           26,846
Cash, beginning                                                      488              5,100             11,307                 -
                                                         ------------------------------------------------------------------------
Cash, ending                                             $        26,846   $            488   $          5,100      $     26,846
                                                         ========================================================================

Supplemental Cash Flow Information
 Interest paid                                           $             -   $          2,100   $              -      $      2,100
                                                         ========================================================================
 Taxes paid                                              $             -   $              -   $              -      $          -
                                                         ========================================================================

See Notes to Financial Statements.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

Note 1.  Nature of Business and Significant Accounting Policies

Nature of business
------------------

International Fuel Technology, Inc., ("IFT") is a developmental stage company which was incorporated under the laws of the State of Nevada on April 9, 1996 and was formerly known as MagnoDynamic Corporation. IFT was formed primarily for the production of a family of proprietary fuels known as PEERFUEL(R). IFT developed a process, which it believes will make diesel fuel burn more efficiently and with less emissions. IFT, as described in Note 3, has acquired United States Fuel Technology, Inc., and Scientific Fuel Technology, LLC, to streamline the selling of PEERFUEL/TM/. IFT, as described in Note 5, has acquired Blencathia Acquisition Corporation to ensure IFT would remain a fully trading and reporting entity on the OTC Bulletin Board. United States Fuel Technology, Inc., Scientific Fuel Technology, LLC, and Blencathia Acquisition Corporation were all dissolved subsequent to their merger into IFT. IFT, as described in Note 10, has changed its fiscal year end effective with the merger with Blencathia Acquisition Corporation to December 31. Currently, IFT is testing the treated diesel fuel in the State of California and hopes the test results will persuade the State of California to use IFT's product in the State's diesel engines.


Summaries of IFT's significant accounting policies follow:

Use of estimates in the preparation of financial statements
-----------------------------------------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash
----

IFT maintains cash in a bank account, which, at times, exceeds federally insured limits. IFT has experienced no losses relating to these excess amounts of cash in a bank.

Machinery and equipment
-----------------------

Machinery and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of five years.

Research and Development
------------------------

Research and development costs are expensed in the period incurred.

Deferred taxes
--------------

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating losses and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------


the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Basic and dilutive net loss per common share
--------------------------------------------

IFT adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings per Share. SFAS 128 establishes standards for computing and presenting earnings per share and replaces primary earnings per share with a presentation of basic and dilutive earnings per share. Basic earnings per share are based upon the weighted average number of common shares outstanding for the period. Dilutive earnings per share are based upon the weighted average number of common and potentially dilutive common shares outstanding for the period. Pursuant to SFAS 128, no adjustment is made for diluted earnings per share purposes since IFT is reporting a net loss and common stock equivalents would have an anti-dilutive effect.

Fair value of financial instruments
------------------------------------

Statement of Financial Accounting Standards FASB No. 107 (SFAS 107), Disclosures about Fair Value of Financial Instruments, requires the disclosure of fair value for all financial instruments as defined in SFAS 107 for which it is practicable to estimate fair value.

The carrying amounts of accounts payable approximate fair value because of their short maturity.

The fair value of notes payable approximate their carrying basis based on the short-term nature of these obligations and current interest rates approximating stated interest rates.

New Accounting Pronouncements
-----------------------------

In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for years beginning after June 15, 2000 and requires comparative information for all fiscal quarters of fiscal years beginning after June 15, 2000. IFT does not expect the adoption of this

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

statement to have significant impact on its results of operations, financial position or cash flows.

Reclassifications
-----------------

Certain amounts from the prior years' financial statements have been reclassified to conform to the current period presentation.

Note 2.     Ability to Continue as a Going Concern

IFT's financial statements are presented on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. IFT has incurred significant losses since inception and has limited funds with which to operate. Management anticipates receiving diploma certification in 2000 from the California Air Resources Board that its PEERDIESEL(R) product reduces polluting emissions from internal combustion engines. Shortly thereafter, IFT expects to begin licensing its product which management believes will generate sufficient revenue to continue the IFT's operations. However, there is no assurance that IFT will receive diploma certification or be able to generate sufficient revenue through the licensing of its product to provide sufficient working capital. Management believes approximately $3 million of additional capital will be required over the next two years. Management does not have an estimate of the amount of revenue necessary to attain positive cash flow. In February 2000, IFT entered into a convertible debenture purchase agreement to raise $3,000,000 through the sale of convertible debentures. In connection with the convertible debenture purchase agreement IFT issued a warrant to purchase 390,000 shares of common stock. (See Footnote 9) IFT is additionally required to issue 195,000 shares of common stock to place in escrow pending the sale of the convertible debentures. (See Footnote 9) Such financing is contingent upon IFT's ability to register the shares of common stock underlying the warrants and debentures with the Securities and Exchange Commission (the "SEC"). There can be no assurance that the registration will be granted effectiveness by the SEC, in which case IFT would be required to seek alternate sources of financing. IFT's continued existence is dependent upon its ability to resolve its liquidity shortfall principally by obtaining this additional debt financing or raising equity capital. IFT must continue to operate on limited cash flow generated internally. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of IFT to continue as a going concern.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

Note 3.     Acquisitions of Subsidiaries

On April 3, 1998, the stockholders approved a merger with United States Fuel Technology, Inc. ("USFT"), effective March 31, 1998. USFT was formed primarily to market PEERFUELS(R) in North America. IFT granted USFT an exclusive license to market its product pursuant to an Amended and Restated License Agreement dated October 16, 1997, in exchange for 94,400 shares of USFT common stock. Because IFT did not have a commercially viable product, USFT did not have any revenues but had incurred some general and administrative expenses through the date of the merger, the most significant of which were consulting and professional fees. As a result of the merger, each non-dissenting holder of outstanding shares of USFT Common Stock received one share of IFT Common Stock. IFT issued 2,795,979 shares. This merger has been accounted for as a purchase based upon the net asset value, which represented the fair value, of USFT as of March 31, 1998.

The assets and liabilities of USFT at March 31, 1998 consisted of:

            Cash                  $     358
            Due from IFT            372,503
            Computer equipment        1,644
                                  ---------
                                    374,505
            Liabilities                   -
                                  ---------
                                  $ 374,505
                                  =========

IFT's investment in USFT consisted of the 94,400 shares of USFT common stock issued to IFT in exchange for certain marketing rights. These 94,400 shares were valued at zero by IFT and were redeemed and canceled in connection with the acquisition of USFT.

The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition of USFT had occurred on April 1, 1996. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made on April 1, 1996, nor are they indicative of future results. As a result, the unaudited pro forma net loss and pro forma per share amounts do not purport to represent what IFT's results of operations would have been if the acquisition of USFT had occurred on April 1, 1996, and is not intended to project IFT's results of operations for any future period.

                                        Year Ended March 31,
                                                1998
                                        --------------------
Total Revenues as reported              $            -
Total Revenues - Pro forma              $            -
Net loss as reported                    $   (1,090,666)
Net loss - Pro forma                    $   (1,154,424)
Loss Per Share:
     Basic as reported                  $          .20
     Diluted as reported                $          .20
     Basic - Pro forma                  $          .14
     Diluted - Pro forma                $          .14

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

On May 29, 1998 IFT entered into an agreement and plan of merger with Scientific Fuel Technology, LLC ("SFT"), a company related through common ownership. The assets and liabilities of SFT consisted solely of an agreement whereby SFT would receive 50% of USFT's rights pursuant to the Amended and Restated License Agreement dated October 16, 1997 with IFT. As IFT did not have a commercially viable product at the time of the merger with SFT, there had been no payments made to SFT and SFT had not yet begun operations. This marketing agreement was valued by SFT at zero due to the uncertainty of the future revenues. SFT had no revenues, expenses, assets or liabilities as of the date of the purchase. Management believed it was no longer in IFT's best interest to be contractually bound to acquire these sales and marketing services from SFT and, accordingly it initiated the merger with SFT. As a result of the merger, 2,795,979 shares of IFT were exchanged for the member interests in SFT. The issuance of these shares was accounted for by recording a discount on common stock equal to the par value of the stock issued.

Note 4.     Notes Payable to Stockholders

All notes payable at March 31, 1999 bear interest at 12%, are unsecured and are due at various date through March 2000. On November 1, 1999, IFT offered the note holders the option of extending the due dates of these notes for another two years at 12% interest or converting the notes to common stock at a conversion price of not less than $2.00 per share. (Notes 5 and 6) The market value of IFT's stock on the day of the offer was $2.84. The option to convert the notes into restricted stock was effective as of November 1, 1999 and expired on November 15, 1999. All of the note holders elected to convert their notes to common stock. IFT also had an amount due to a related party in the amount of $26,500 with no terms of repayment or interest due at March 31, 1999.

On November 1, 1999, $26,500 due to related party, notes payable of $677,754 and related accrued interest of $142,820 were converted to common stock at $2.00 per share. At that date, the closing price of IFT's stock was $2.84. Additional interest expense of $355,771 was recorded at the time of conversion reflecting the $.84 difference between the closing market price and the conversion price multiplied by the 423,537 shares issued as a result of the conversion.

At December 31, 1999 IFT has a note payable to ONKAR Corporation, LTD. for $67,500 at an annual interest rate of 6%.

Note 5.     Stockholders' Deficit

On July 7, 1999 the stockholders approved a 1 for 10 reverse stock split which was effected on July 22, 1999. The effect of the split is presented within stockholders' deficit at March 31, 1999 by transferring the par value for the reduction in shares issued from common stock to additional paid in capital. All references in the financial statements referring to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the split.

IFT issued shares to certain founding stockholders during fiscal years 1998 and 1997 in exchange for the technology related to its diesel fuel treatment business. This technology constituted research and development expenditures to these stockholders and consistent with Generally Accepted Accounting Principles, was not recorded as an asset but rather was recorded as an expense by these shareholders. Because the subsequent transfer of this technology to IFT was a transaction between entities under common control, it was accounted for using the carrying value of the technology which was zero. A discount on common stock was recorded equal to the par value of the stock issued in exchange for the technology. The shares were issued as follows:

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

          Date               Shares
          ----              ---------
     April 1996                71,000
     June/July 1996            75,700
                            ---------
     Total year ended
      March 31, 1997          146,700
                            =========

     April 1997             1,558,084
     July 1997                783,944
     August 1997               51,800
     September 1997         2,927,124
                            ---------
     Total year ended
      March 31, 1998        5,320,952
                            =========

IFT also issued shares to certain stockholders in exchange for services and certain corporate officers were issued stock as additional compensation. Management valued the services that were received at their fair value. Common stock shares were issued, at par, to equal the fair value of the services. The fair value of the services and additional compensation was $9,962 and $128,199 in fiscal 1997 and 1998, respectively. The shares were rendered as follows:

                                                Expense
     Date                     Shares             Amount
     ----                   ---------           --------
SERVICES:
---------
     April 1996                13,000
     June 1996                 11,220
     July 1996                 19,250
     August-October 1996        4,630
     November 1996             12,275
     February 1997             16,098
     March 1997                 8,150
                            ---------
     Total year ended
      March 31, 1997           84,623            $  8,462
                            =========            ========
COMPENSATION:
-------------
     July 1996                  5,000
     February 1997             10,000
                            ---------
     Total year ended
      March 31, 1997           15,000            $  1,500
                            =========            ========

SERVICES:
---------
     April 1997                 6,900
     May 1997                  10,900
     July-August 1997         251,315
     September 1997           942,768
                            ---------
     Total year ended
      March 31, 1998        1,211,883            $121,189
                            =========            ========

COMPENSATION:
-------------
     April 1997                10,000
     July 1997                 10,100
     September 1997            50,000
                            ---------
     Total year ended
      March 31, 1998           70,100            $  7,010
                            =========            ========

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

Certain stockholders who purchased stock for cash were subsequently issued additional shares of stock for no consideration to adjust the amount of shares previously issued to them. The adjustment was required due to shares being sold to stockholders at different prices while the fair value of the common stock remained consistent. The original shares had been issued on various dates between July 30, 1996 and September 13, 1997 and the additional shares were issued with the same date as the original shares. Since IFT has no retained earnings, a charge to additional paid-in-capital was recorded to reflect the par value of the stock issued. The additional shares were issued as follows:


          Date              Total Additional Shares
          ----              -----------------------

          July 1996                 4,000
          November 1996               300
          March 1997                4,200
                                  -------
          Total year ended
           March 31, 1997           8,500
                                  =======

          July 1997                 6,350
          August 1997              40,000
          September 1997           95,930
                                  -------
          Total year ended
           March 31, 1998         142,280
                                  =======

From January through March 1998, a principal shareholder of IFT distributed 1,699,800 of his personal shares to others for services. These services included providing business contacts to assist IFT in its business plan and to assist IFT in raising capital. Because there were no formal service agreements and no specified time frame for the performance of these services, the cost of the services was recognized at the date the shares were distributed. The value of the services was deemed to be $169,980 by the Board of Directors. This amount was expensed in the year ended March 31, 1998 with an increase to additional paid-in capital. During December 1998, the Board of Directors approved issuance of 1,200,000 restricted shares to a consultant and former Board Chairman. This consultant had been a founder of IFT, served as Board Chairman and provided services in connection with the technology of IFT. These shares served as payment to this consultant for his past services. Because there were no formal service agreements and no specified time frame for the performance of these services, the cost of the services was recognized as expense at the date the shares were distributed. The market value of these shares was determined by the Board of Directors based upon the private placement of common stock sold in November 1998 at $5.00 per share. This $6,000,000 was expensed in the year ended March 31, 1999.

On April 26, 1999 IFT offered all stockholders of record on March 31, 1999 the right to purchase 900 common shares at $.50 per share, a price determined by IFT's Board of Directors. The market price of IFT's stock on April 26, 1999 was $1.40 per share. IFT issued 794,740 shares and received proceeds of $396,450 as a result of this offering which expired May 28, 1999.

IFT issued 2,500 shares on June 2, 1999 to a director. The shares were issued in exchange for serving as a director. The value of these services was determined based upon the market value at the date of issuance. IFT has recorded a charge to operations in the amount of $7,000.

On July 1,1999, IFT entered into a one year advisory agreement with ONKAR Corporation, Ltd. ("ONKAR") for various services including introductions to brokers, dealers and potential investors and ONKAR agrees to facilitate the writing of a minimum of three research reports on IFT. Two of these research reports have been received by IFT, one dated July 22, 1999 and one dated August 25, 1999. The third research report was not generated and no services were provided after September 30, 1999 due to IFT terminating the agreement. As consideration for the services, ONKAR received the right to purchase 1.5 million shares of restricted common stock at $.50 per share. These rights were issued and exercised with IFT receiving cash proceeds of $750,000. IFT determined the value of the services to be provided based upon the market value of the common stock on July 1, 1999, the date of the agreement. The total value of this agreement was determined to be $4,218,750. The amount in excess of the cash proceeds received of $750,000 has been charged to operations as professional services.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
------------------------------

On July 13, 1999 IFT entered into employment agreements with its Chief Executive Officer and Chief Operating Officer which expire January 31, 2000 with options to extend until July 31, 2000. Under the terms of these agreements, these officers will each receive base pay of $1,000 per month plus up to a total of 60,000 and 30,000 shares of IFT's stock, respectively, payable at the end of the initial term of the agreements. The shares are earned ratably on a monthly basis. The value of the stock based compensation for these 90,000 shares is $196,875. The stock based compensation earned through December 31, 1999, $166,585, reflected in these financial statements as payroll expense and as additional paid in capital, has been calculated based on the trading price of IFT's stock at July 13, 1999.

Effective October 27, 1999, IFT merged with and into Blencathia Acquisition Corporation ("Blencathia"). Blencathia had 300,000 shares outstanding at the time of the merger, which it redeemed and canceled. In exchange for 300,000 shares of Blencathia's common stock, IFT will issue shares of its restricted common stock. These shares are expected to be sold in an amount sufficient to provide the former shareholders of Blencathia with proceeds of $500,000, the negotiated cost of the acquisition. Blencathia, which was incorporated on December 3, 1998, had not commenced any significant operations, and was considered a public "shell" IFT acquired no identifiable assets or liabilities. The shareholders of Blencathia provided to IFT a "shell" entity that enabled IFT to become a public reporting entity. Blencathia ceased to exist after the merger. Based on the December 31, 1999 market price, $4.375, of IFT's common stock 114,286 shares would need to be issued.

Note 6.     Related Party Transactions

IFT rents its administrative offices and administrative services from Burcor Capital, LLC, a company related through common ownership, under a lease agreement requiring monthly rentals of $5,000 per month through July 13, 2000. Total payments incurred in connection with this agreement were $32,500 for the nine months ended December 31, 1999, and $0 for the years ended March 31, 1999 and 1998, respectively. Payments related to this agreement are included in professional services expense.

IFT rents additional office space located at 6170 W. Desert Inn Road, Las Vegas, Nevada and equipment from Nevada Offshore Petroleum Export Corp. ("NOPEC"), a company related through common ownership, under a month-to-month agreement. Total rent incurred in connection with this lease

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

was $32,000 for the nine months ended December 31, 1999 and $146,000 and $48,000 for the years ended March 31, 1999 and 1998, respectively.

IFT has consulting arrangements with certain stockholders and related parties. Consulting expense includes $6,000,000 and $278,712 for the years ended March 31, 1999 and 1998, respectively, paid through the issuance of common stock at its then fair value as determined by IFT and the Chairman of IFT's Board of Directors. IFT also incurred $180,000 in consulting fees for the nine month period ended December 31, 1999.

Total interest on stockholder loans incurred in connection with stockholders loans (Note 4) for the nine months ended December 31, 1999 was $405,341. Total interest on stockholder loans for the years ended March 31, 1999 and 1998 was $87,909 and $7,461 respectively.

At December 31, 1999, IFT owed one of its stockholders $87,095 for legal services performed. Subsequent to December 31, 1999, the stockholder agreed to accept 27,559 shares of IFT's stock in lieu of cash for the amounts due to him. The value of the shares issued were based upon the market value average for January 3 through January 10, 2000. The total amount due to this stockholder included in accounts payable-stockholders at December 31, 1999 was $87,095.

At December 31, 1999, IFT was owed $15,000 by one of its stockholders for a short term advance with interest at 6%. The amount was due December 31, 1999. The amount has not been paid pending resolution of amounts included in accounts payable to this stockholder. The total amount due to this stockholder included in accounts payable at December 31, 1999 was $100,000.

During October 1999, IFT entered into an agreement with TPG Capital Corporation, a company related through common ownership, for consulting services. A payment of $100,000 was made during the nine month period ended December 31, 1999 and was recorded as consulting expense. TPG Capital Corporation provided consulting and administrative services in connection with the acquisition of Blencathia.

Note 7.     Income Taxes

For income tax purposes approximately $6,850,000 of IFT's expenses are considered start-up costs to be amortized over five years beginning with the commencement of operations. IFT has not started amortization of these startup costs as of December 31, 1999. For accounting purposes these start-up costs have been expensed. IFT has an approximate net operating loss carryforward of $7,557,000 as of December 31, 1999. This approximate net operating loss will expire as follows: $33,000 in year 2011, $600,000 in year 2012, $5,000,000 in year 2018 and $1,924,000 in year 2019. Due to the inherent uncertainty in forecasts of future events and operating results, IFT has provided for a valuation allowance in an amount equal to the net deferred tax asset arising from this net operating loss carryforward and startup costs. No income tax benefit has been recorded in the statement of operations due to the valuation allowance on the deferred tax assets.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

                                       December 31, 1999  March 31, 1999
                                       -----------------  --------------
     Deferred Tax Assets
          Start up costs                      $2,329,000      $  819,000
          Net operating loss                   2,571,000       2,336,000
                                              ----------      ----------
     Total gross deferred tax asset            4,900,000       3,155,000
     Less Valuation Allowance                  4,900,000       3,155,000
                                              ----------      ----------
     Net Deferred Tax Asset                   $        -      $        -
                                              ==========      ==========

Income tax expense for the period ended December 31, 1999 and the years ended March 31, 1999 and 1998 differed from the amount computed by applying the statutory U.S. federal corporate income tax rate of 34% to income before income tax benefit as a result of the following:


                                         December 31,    March 31,    March 31,
                                             1999           1999         1998
                                        --------------  -----------   ---------
         Expected income tax
               (benefit) expense           $(1,745,000) $(2,665,000)  $(371,000)

         Increase (decrease) in
            Income tax resulting from:
               Valuation allowance
                Increase                     1,745,000    2,665,000     371,000
                                           -----------  -----------   ---------

         Income tax expense
            (benefit)                      $         -  $         -   $       -
                                           ===========  ===========   =========


Note 8. Lease Commitment

As of December 31, 1999, IFT leased office space, certain equipment and administrative services under two operating leases from companies related through common ownership. Future minimum leases payments are $35,000 for the year 2000.

Note 9. Subsequent Events

Effective January 14, 2000 IFT adopted a Consultant and Employee Stock Compensation Plan. This plan provides that the Board of Directors may award shares of IFT's stock to officers, directors, consultants and employees as compensation for services. The maximum number of shares of common stock, which may be awarded under this plan, is 500,000 shares.

During January 2000 IFT issued 100,000 shares of common stock in a private placement for $200,000 to a company whose sole owner is a director of IFT. The market value of the shares on the date of issuance was $331,250. The $131,250 of market value in excess of the cash amount received has been recorded as consulting expense.

During January 2000, IFT entered into an employment agreement with Jonathan R. Burst to serve as Chief Executive Officer of IFT until December 31, 2000 at a base annual

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

salary of $180,000. In addition, Mr. Burst is to receive 6,000 shares of common stock each month. The value of the stock based compensation for these shares is $214,500 and is based on the trading price of IFT's stock on February 1, 2000. These shares are earned and recorded on a monthly basis. It is expected the shares will be issud as one lump sum.

During January 2000, IFT entered into an employment agreement with William J. Lindenmayer to serve as Chief Operating Officer of IFT until December 31, 2000 at a base annual salary of $125,000. In addition, Mr. Lindenmayer is to receive 3,000 shares of common stock each month. The value of the stock based compensation for these shares is $107,250 and is based on the trading price of IFT's stock on February 1, 2000. These shares are earned and recorded on a monthly basis. It is expected the shares will be issued as one lump sum.


On February 23, 2000 the Board of Directors granted Jonathan Burst 100,000 shares of IFT's common stock for his appointment as Chief Executive Officer. On February 23, 2000 the Board of Directors awarded an initial grant of 100,000 shares of IFT's common stock to William Lindenmayer for his appointment as President and Chief Operating Officer. The value of these shares, $550,000, has been calculated on the trading price of IFT's stock on February 23, 2000 and has been recorded to payroll expense.

In February 2000 an immediately exercisable warrant for 390,000 shares was issued to GEM Global Yield Fund Limited. During March 2000 the warrant for 390,000 shares of common stock was exercised at a cost of $.01 per share. The value over par value of these shares, $1,141,725, has been calculated based on the trading price of IFT's stock on March 28, 2000 and has been recorded as deferred financing charge.

During February 2000 IFT issued 195,000 shares of common stock and placed them in escrow in accordance with the convertible debenture purchase agreement entered into in February 2000. The shares are issuable if IFT is unable to register the shares of common stock underlying the convertible debenture purchase agreement discussed in No. 2 by June 24, 2000.

During March 2000 IFT issued a total of 65,000 shares of common stock to five directors as reimbursement for directors' expenses. The value of these shares, $178,750, has been calculated based on the trading price of IFT's stock on February 23, 2000 and has been recorded as $55,000 payroll expense, $117,216 board meeting expense and $6,534 travel expense.

Note 10. Fiscal Year End Change

Effective October 27, 1999, IFT changed the date of its fiscal year end from March 31 to December 31. The nine-month period ended December 31, 1999, is referred to as the transition period. All year and quarter references relate to IFT's prior fiscal years and quarters, unless otherwise stated. Unaudited financial information for the comparable nine-month period ended December 31, 1998, is presented in the table below and includes any adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation.


                                          For the Nine Months Ended
                                                 December 31,
                                         1999          1998 (Unaudited)
                                     ---------------  -----------------
     Revenues                        $             -  $               -
     Cost of Revenues                              -                  -
                                     ---------------  -----------------
     Gross Profit                                  -                  -
                                     ---------------  -----------------

     Advertising and Marketing                12,913              4,772
     Consulting                              295,000          6,340,500
     Research & Development Costs            330,353            514,347

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

     Office                              1,002       30,669
     Other                              59,234       47,068
     Payroll                           318,036      116,673
     Professional Services           3,662,718       81,436
     Rent                               32,685      117,633
     Stock Transfer Fees                 5,249       17,293
     Telephone                           2,957       27,400
     Travel                              6,652       37,702
                                   -----------  -----------
     Total Operating Expenses        4,726,799    7,335,493
                                   -----------  -----------

     Net Loss from Operations        4,726,799    7,335,493
     Interest Expense                  405,341       68,572
                                   -----------  -----------
     Net Loss Before Income Tax      5,132,140    7,404,065
     Provision for Income Tax                -            -
                                   -----------  -----------
     Net Loss                      $ 5,132,140  $ 7,404,065
                                   ===========  ===========

     Basic and Diluted Net Loss
      Per Common Share             $       .32  $       .57
                                   ===========  ===========

     Weighted Average Common
     Shares Outstanding             15,800,725   12,993,978
                                   ===========  ===========

Note 11. Supplemental Disclosures of Cash Flow Information

Supplemental non-cash investing and financing activities were as follows:

Nine months ended December 31, 1999
-----------------------------------

IFT exchanged $26,500 due to a related party, $677,754 notes payable and $498,591 accrued interest for 423,537 common shares; $4,235 common stock and $1,198,610 additional paid in capital.

Twelve months ended March 31, 1999
----------------------------------

IFT issued 2,795,979 common shares for the common stock of the inactive SFT. The issuance of $279,598 of common stock was offset by a discount to common stock as SFT had no net assets or market value.

Twelve months ended March 31, 1998
----------------------------------

IFT issued 2,795,979 common shares for the net book value of the assets of USFT in the amount of $374,505.

Note 12. Restatement

The financial statements have been restated to reflect the effect of the change in accounting treatment for the shares of stock issued in the acquisition of Blencathia to reflect this transaction as a recapitalization with common stock to be offset by discount on common stock when the common stock shares are issued. (See Note 5) The transaction had previously recorded an acquisition expense in the amount of $500,000. The restatement resulted in a decrease in the account payable-other liability and a corresponding decrease in acquisition expense in the amount of $500,000. As a result of the restatement the net loss for the nine months ended December 31, 1999 decreased by $500,000 and basic and diluted net loss per common share for the nine months ended December 31, 1999 decreased by $.04.

On May 8, 2000 IFT issued 300,000 common shares that were contingently issued per the Blencathia merger agreement. The shareholders of Blencathia have represented to the management of IFT that the 300,000 shares will be sold only with IFT's approval. If the shares are sold and $500,000 is not generated additional shares may need to be issued to the shareholders of Blencathia. Based on the November 15, 2000 market price, $.66, of IFT's common stock, a total of 757,576 shares would need to be issued to generate the $500,000 proceeds.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS
                                                                          September 30,             December 31,
ASSETS (Note 2)                                                               2000                      1999
--------------------------------------------------------------------------------------------------------------------
                                                                           (Unaudited,
                                                                           as restated)
Current Assets
  Cash                                                                 $            60,974       $            26,846
  Employee receivable                                                                    -                       468
  Note receivable, stockholder                                                           -                    15,000
  Prepaid expenses                                                                  23,166                    12,719
                                                                       -------------------       -------------------
          Total current assets                                                      84,140                    55,033
                                                                       -------------------       -------------------
Property and Equipment
  Machinery and equipment                                                           15,505                    15,505
  Accumulated depreciation                                                          (4,788)                   (2,374)
                                                                       -------------------       -------------------
          Total property and equipment                                              10,717                    13,131
                                                                       -------------------       -------------------
                                                                       $            94,857       $            68,164
                                                                       ===================       ===================
LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------
Current Liabilities
  Accounts payable                                                     $           229,514       $           110,691
  Accounts payable-stockholders                                                          -                   187,095
  Accrued expenses                                                                 194,639                     3,406
  Accrued interest expense                                                           6,279                         -
  Notes payable to stockholder                                                           -                    62,500
  Notes payable to stockholders, net of discount (Note 3)                           75,463                         -
                                                                       -------------------       -------------------
          Total current liabilities                                                505,895                   363,692
                                                                       -------------------       -------------------
Long-Term Liabilities
  Notes payable to stockholder (Note 3)                                            162,500                         -
                                                                       -------------------       -------------------
          Total liabilities                                                        668,395                   363,692
                                                                       -------------------       -------------------

Commitments and Contingencies

Stockholders' Deficit (Notes 2 and 4)
  Common stock, $.01 par value; authorized, 150,000,000,
    19,817,698 and 16,818,339 shares issued and outstanding at
      September 30, 2000 and December 31, 1999, respectively                       198,177                   168,184
  Discount on common stock                                                        (819,923)                 (816,923)
  Additional paid-in capital                                                    18,874,176                14,760,243
  Deficit accumulated during the development stage                             (18,825,968)              (14,407,032)
                                                                       -------------------       -------------------
          Total stockholders' deficit                                             (573,538)                 (295,528)
                                                                       -------------------       -------------------
                                                                       $            94,857       $            68,164
                                                                       ===================       ===================

See Notes to Financial Statements.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS (UNAUDITED)
                                                                                                             From Inception
                                                        Three Months                   Nine Months          (April 9, 1996)
                                                            Ended                         Ended                  Through
                                                        September 30,                 September 30,           September 30,
                                                     2000          1999            2000          1999              2000
---------------------------------------------------------------------------------------------------------------------------
                                                                                                               (as restated)
Revenues                                       $       -     $         -    $        -      $        -          $         -
Cost of Revenues                                       -               -             -               -                    -
                                               ----------------------------------------------------------------------------
Gross Profit                                           -               -             -               -                    -
                                               ----------------------------------------------------------------------------
Operating Expenses:
  Advertising and marketing                         1,555          5,205        15,368          16,730               39,387
  Board meeting expense                                 -              -       117,216               -              117,216
  Consulting                                            -         45,000       278,632         136,500            7,636,896
  Insurance                                         8,612              -        25,183               -               25,183
  Investment advisory fee                               -              -     1,251,413               -            1,251,413
  Office                                              416          5,723         9,221          10,716               64,375
  Other                                            11,817         17,773        32,048          71,063              139,547
  Payroll                                         204,702        116,735     1,219,680         210,378            1,787,238
  Professional services                           193,499      3,497,403       538,309       3,509,753            4,330,843
  Research and development costs                        -         47,571         1,736         608,383            1,544,813
  Rent                                              2,000         20,917         7,000          49,284              282,961
  Stock transfer fees                                 545          1,006         1,890           8,073               25,517
  Telephone                                         4,496          1,319         6,805           3,704               50,501
  Travel                                            3,387          3,160        20,269           4,004              135,144
                                               ----------------------------------------------------------------------------
      Total operating expenses                    431,029      3,761,812     3,524,770       4,628,588           17,431,034
                                               ----------------------------------------------------------------------------
    Net loss from operations                      431,029      3,761,812     3,524,770       4,628,588           17,431,034
    Interest expense                              769,749         42,347       894,166          61,704            1,394,934
                                               ----------------------------------------------------------------------------
    Net loss before income taxes               $1,200,778      3,804,159     4,418,936       4,690,292           18,825,968
    Provision for income taxes                          -             -             -              -                    -
                                               ----------------------------------------------------------------------------
    Net loss                                   $1,200,778     $3,804,159    $4,418,936      $4,690,292          $18,825,968
                                               ============================================================================

        Basic and diluted net loss
          per common share                     $       .06   $        .23    $      .25     $      .35

Weighted average common shares outstanding      18,716,339     16,429,900    17,894,524     13,368,538

See Notes to Financial Statements.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
(Unaudited)

                                                                                                          Deficit
                                                                                                        Accumulated
                                                   Common       Common     Discount on   Additional       During
                                                   Stock        Stock        Common       Paid-in       Development
                                                   Shares       Amount       Stock        Capital          Stage            Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 2000                         16,818,339    $168,184    $(816,923)   $14,760,243    $(14,407,032)    $  (295,528)
Issuances of common stock for cash and
 services (Note 4)                                  101,800       1,018            -        330,682               -         331,700
Issuances of common stock for compensation
 (Note 4)                                            90,000         900            -         29,388               -          30,288
Issuance of common stock (Note 4)                   100,000       1,000            -         (1,000)              -               0
Issuances of common stock for services (Note 4)      92,559         925            -        277,726               -         278,651
Issuances of common stock for compensation
 (Note 4)                                           200,000       2,000            -        548,000               -         550,000
Issuances of common stock for services (Note 4)     195,000       1,950            -        107,738               -         109,688
Issuance of common stock for services and cash
 (Note 4)                                           390,000       3,900            -      1,141,725               -       1,145,625
Issuance of common stock warrants for notes
 payable--stockholders (Note 3)                           -           -            -        452,730               -         452,730
Issuance of common stock for services (Note 4)      250,000       2,500            -        216,250               -         218,750
Cancellation of common stock (Note 4)              (100,000)     (1,000)           -          1,000               -               0
Issuance of common stock warrants for notes
 payable--stockholders (Note 3)                           -           -            -        775,694               -         775,694
Issuance of common stock for warrants
 exercised (Note 4)                               1,380,000      13,800            -              -               -          13,800
Issuance of contingently issued common stock
 (Note 4)                                           300,000       3,000       (3,000)             -               -               0
Accrued stock based compensation (Note 4)                 -           -            -        234,000               -         234,000
Net loss                                                  -           -            -              -      (4,418,936)     (4,418,936)
------------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2000                      19,817,698    $198,177    $(819,923)   $18,874,176    $(18,825,968)    $  (573,538)
====================================================================================================================================

See Notes to Financial Statements

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS
(Unaudited)                                                                                      From
                                                       Nine Months        Nine Months          Inception
                                                          Ended              Ended          (April 9, 1996)
                                                      September 30,      September 30,      to September 30,
                                                          2000               1999                 2000
------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net loss                                              $(4,418,936)       $(4,690,292)         $(18,825,968)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation                                              2,414              1,135                 4,788
  Stock issued and additional paid in capital
    recognized for services and compensation            2,607,257          4,218,750            12,557,733
  Interest amortization of discount on notes payable      887,887                  -               887,887
  Interest expense recognized on conversion of debt             -                  -               355,771
  Change in assets and liabilities:
    Increase in prepaid expenses                          (10,447)           (14,100)              (23,166)
    Increase in accounts payable                          134,291            108,886               244,982
    Increase (decrease) in accounts
      payable-stockholders                               (100,000)                 -                87,095
    Increase in accrued expenses and interest             197,512             52,651               343,738
                                                      ----------------------------------------------------
Net cash used in operating activities                    (700,022)          (322,970)           (4,367,140)
                                                      ----------------------------------------------------
Cash Flows from Investing Activities
  Acquisition of machinery and equipment                        -                  -               (13,861)
  Increase in employee and stockholder receivables              -                  -               (15,468)
  Cash acquired in connection with the purchase of
    United States Fuel Technology, Inc.                         -                  -                   358
                                                      ----------------------------------------------------
Net cash used in investing activities                           -                  -               (28,971)
                                                      ----------------------------------------------------
Cash Flows from Financing Activities
  Increase in amount due to related party                       -                  -                26,500
  Increase is due to United States Fuel Technology,
    Inc.                                                        -                  -               372,503
  Proceeds from common stock issued                       218,150            396,450             2,801,828
  Proceeds from notes payable                             516,000             77,354             1,805,425
  Payment on notes payable                                      -                  -              (549,171)
                                                      ----------------------------------------------------
Net cash provided by financing activities                 734,150            473,804             4,457,085
                                                      ----------------------------------------------------
Net increase in cash                                       34,128            150,834                60,974
Cash, beginning                                            26,846             68,735                     -
                                                      ----------------------------------------------------
Cash, ending                                          $    60,974        $   219,569          $     60,974
                                                      ====================================================
Supplemental Cash Flow Information
  Interest paid                                       $         -        $         -           $     2,100
                                                      ====================================================
  Taxes paid                                          $         -        $         -           $         -
                                                      ====================================================

See Notes to Financial Statements

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Note 1 - Basis of Presentation

The interim financial statements included herein have been prepared by International Fuel Technology, Inc. ("IFT"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although IFT believes that the disclosures are adequate to make the information presented not misleading.

IFT is filing this amended Form 10-Q/A to reflect the fair value of the equity instruments issued in connection with a future debt offering as investment advisory fees expensed in the period of issuance and to present revised December 31, 1999 financial statement information due to the filing of a Form 10-K/A2 for the nine month period ended December 31, 1999.

These statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in IFT's transitional report on Form 10-K/A2 for the nine month period ended December 31, 1999. IFT follows the same accounting policies in preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results.

Common shares that are contingently issued are not included in the calculations of earnings per share or weighted average shares.

Note 2 -- Ability to Continue as a Going Concern

IFT's financial statements are presented on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. IFT has incurred significant losses since inception and has limited funds with which to operate. Management is in the process of executing a strategy based upon developing pollution emission control technologies that also offer enhanced engine performance with respect to greater fuel economy. The Company already has one technology in development, and is seeking to add other technologies through acquisitions. Management anticipates receiving necessary regulatory and commercial acceptance for its existing technology and acquired technologies within the next twelve months. Immediately thereafter, the Company expects to begin licensing its products and or selling them directly to the commercial marketplace, with the Company eventually generating a level of revenues sufficient to meet IFT's working capital requirements. Management believes that approximately $5 million of additional working capital will be required in the next 24 months to meet all of its existing and contemplated working capital needs. At this time Management does not have an estimate of the amount of revenue necessary to attain positive cash flow after funding its anticipated working capital needs. In February 2000, IFT entered into a convertible debenture purchase agreement to raise $3,000,000 through the sale of convertible debentures, which was reduced to $1,500,000 by the Company in June 2000. Subsequent to September 30, 2000, IFT canceled this agreement, and on October 13, 2000 executed a term sheet for a Convertible Preferred Stock financing, which has a one-year commitment amount of $3 million, with an option at the Company's control for an additional $3 million in financing after the completion of the one-year commitment. Such financing is contingent upon IFT's ability to register the shares of common stock underlying the convertible preferred stock with the Securities and Exchange Commission
(SEC). The Company has already filed a registration statement with the SEC for the original convertible debenture financing, which it will re-structure and use for the convertible preferred structure. There can be no assurance that the registration will be granted effectiveness by the SEC, in which case IFT would be required to seek alternative sources of financing. IFT's continued existence is dependent upon its ability to resolve its liquidity shortfall principally by obtaining this additional financing or raising equity capital. IFT must continue to operate on a limited cash flow

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

based upon the cash it has on its balance sheet and its ability to generate limited funding on a short-term basis. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of IFT to continue as a going concern.

Note 3 - Note Payable to Stockholders

In March 2000 ONKAR Corporation, Ltd. ("ONKAR"), a stockholder of IFT, advanced IFT $50,000 which is due in March 2005 and has an annual interest rate of 6%. In April 2000 ONKAR advanced IFT $50,000 which is due in April 2005 and has an annual interest rate of 6%. In addition, IFT has note payable to ONKAR for $62,500 which is due in November 2004 at an annual interest rate of 6%.

During the three-month period ended June 30, 2000 IFT received advances from stockholders totaling $105,000. The advances are expected to be repaid in the three-month period ending March 31, 2001. In addition to the repayment of principal each stockholder received a warrant to purchase from IFT up to 25,000 shares of common stock at $.01 per share for each $5,000 in principal advanced to IFT. The value of the warrants, $452,730, based on the market value of IFT's common stock on the day(s) the advances were received has been recorded as a discount on the notes payable to stockholders and as an addition to additional paid in capital.

During the three-month period ended September 30, 2000 IFT received advances from stockholders totaling $311,000. The advances are expected to be repaid in the three-month period ending March 31, 2001. In addition to the repayment of principal each stockholder received a warrant to purchase from IFT up to 25,000 shares of common stock at $.01 per share for each $5,000 in principal advanced to IFT. The value of the warrants, $775,694, based on the market value of IFT's common stock on the day(s) the advances were received has been recorded as a discount on the notes payable to stockholders and as an addition to additional paid in capital. During the three month and nine month periods ended September 30, 2000, $767,292 and $887,887, respectively, was amortized against the discount on notes payable to stockholders and recognized as interest expense.

Note 4 - Stockholders' Deficit

On April 26, 1999 IFT offered all stockholders of record on March 31, 1999 the right to purchase 900 common shares at $.50 per share. During January 2000 IFT issued 1,800 shares and received proceeds of $450 as a result of this offering which expired May 28, 1999. The $450 for the other 900 shares was received during the nine month period ended December 31, 1999.

During January 2000 IFT issued 100,000 shares of common stock in a private placement for $200,000 to a company whose sole owner is a director of IFT. The market value of the shares on the date of issuance was $331,250. The $131,250 of market value in excess of the cash amount received has been recorded as consulting expense during the three month period ended March 31, 2000.

On July 13, 1999 IFT entered into employment agreements with its Chief Executive Officer and Chief Operating Officer which expired on January 31, 2000. Under the terms of these agreements, these officers each received up to a total of 60,000 and 30,000 shares of IFT's stock, respectively, payable at the end of the term of the agreements. The 90,000 shares earned under these employment agreements were issued on January 31, 2000.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

At December 31, 1999, IFT owed one of its stockholders approximately $87,000 for legal services performed. In February 2000, the stockholder agreed to accept 27,559 shares of IFT's stock in lieu of cash for the amounts due to him. The value of the shares issued, $99,901, was based upon the market value price of the common shares on February 9, 2000.

Effective January 14, 2000 IFT adopted a Consultant and Employee Stock Compensation Plan. This plan provides that the Board of Directors may award shares of IFT's stock to officers, directors, consultants and employees as compensation for services. The maximum number of shares of common stock, which may be awarded under this plan, is 500,000 shares. During March 2000 IFT issued a total of 65,000 shares of common stock to five directors as reimbursement for directors' expenses. The value of these shares, reflected in these financial statements as payroll expenses for Jonathan Burst and William J. Lindenmayer in the amount of $55,000 and as board meeting and travel expenses in the amount of $117,216 and $6,534, respectively, for the remaining directors, has been calculated based on the trading price of IFT's stock at February 23, 2000.

During January 2000, IFT entered into an employment agreement with Jonathan R. Burst to serve as Chief Executive Officer of IFT until December 31, 2000 at a base annual salary of $180,000. In addition, Mr. Burst is to receive 6,000 shares of common stock each month. During January 2000, IFT entered into an employment agreement with William J. Lindenmayer to serve as Chief Operating Officer of IFT until December 31, 2000 at a base annual salary of $125,000. In addition, Mr. Lindenmayer is to receive 3,000 shares of common stock each month. The shares are earned ratably on a monthly basis. The stock based compensation earned through September 30, 2000, reflected in these financial statements as payroll expense and as additional paid in capital, has been calculated based on the trading price of IFT's stock at February 1, 2000 in the amount of $234,000. As of September 30, 2000 the 72,000 common shares related to these employment agreements have not been issued. It is expected they will be issued by December 31, 2000.

On February 23, 2000 the Board of Directors granted Jonathan Burst 100,000 shares of IFT's common stock for his appointment as Chief Executive Officer. The value of these shares, reflected in these financial statements as payroll expense, has been calculated based on the trading price of IFT's stock at February 23, 2000. On February 23, 2000 the Board of Directors awarded an initial grant of 100,000 shares of IFT's common stock to William Lindenmayer for his appointment as President and Chief Operating Officer. The value of these shares, reflected in these financial statements as payroll expense, has been calculated based on the trading price of IFT's stock at February 23, 2000. The total charged to payroll expense for these transactions was $550,000.

On February 9, 2000 IFT issued 100,000 common shares related to a consulting agreement in effect at that time. On May 8, 2000 the consulting agreement was amended and the 100,000 common shares were recalled and canceled. The 100,000 common shares are outstanding as of June 30, 2000 and the par value of these shares is reflected in these financial statements as a deduction from additional paid in capital.

During February 2000 IFT issued 195,000 shares of common stock and placed them in escrow in accordance with the convertible debenture purchase agreement entered into in February 2000. The shares were to be released from escrow and issued to the purchasers of the convertible debenture in the event of an uncured default by IFT prior to the closing of the convertible debenture purchase agreement. The 195,000 shares of common stock were released to the purchasers of the convertible debenture purchase agreement in conjunction with an amendment to the convertible debenture purchase agreement dated June 16, 2000, and were recorded as an investment advisory fee of $109,688 based on the trading price of IFT's stock.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

On March 28, 2000 a warrant for 390,000 shares of common stock was exercised by GEM Global Yield Fund Limited at a cost of $.01 per share. The value over par value of these shares, reflected in these financial statements as an investment advisory fee, has been calculated based on the trading price of IFT's stock at March 28, 2000 in the amount of $1,141,725.

On June 19, 2000 IFT issued 250,000 common shares to a director of the company for consulting services. The value of the shares, $218,750, was recorded to consulting expense and was based on the trading price of IFT's stock.

On July 28, 2000 IFT canceled 100,000 common shares previously issued in connection with the acquisition of Blencathia.

During the three month period ended September 30, 2000 IFT issued 1,380,000 common shares due to the exercise of warrants issued in connection with the stockholder notes discussed in Note 3.

Effective October 27, 1999, IFT merged with and into Blencathia Acquisition Corporation ("Blencathia"). Blencathia had 300,000 shares outstanding at the time of the merger, which it redeemed and canceled, in exchange for 300,000 shares of Blencathia's common stock, IFT will issue shares of its restricted common stock. These shares are expected to be sold in an amount sufficient to provide the former shareholders of Blencathia with proceeds of $500,000, the negotiated cost of the acquisition.

On May 8, 2000 IFT issued 300,000 common shares that were contingently issued per the Blencathia merger agreement. The 300,000 shares of common stock are included in the statement of stockholders' deficit for the nine months ended September 30, 2000 but are not included in earnings per share and weighted average share calculations for the nine month period ended September 30, 2000. They will be included when the shares are sold to provide payment to the shareholders of Blencathia. The shareholders of Blencathia have represented to the management of IFT that the 300,000 shares will be sold only with IFT's approval. If the shares are sold and $500,000 is not generated, additional shares may need to be issued to the shareholders of Blencathia. Based on the September 30, 2000 market price, $.50, of IFT's common stock, a total of 1,000,000 shares would need to be issued to generate the $500,000 proceeds.

Note 5 - Subsequent Events

During October 2000 IFT issued 550,000 common shares due to the exercise of warrants issued in connection with advances received from stockholders.

During October 2000 IFT issued 1,235,000 common shares due to the grant of stock awards to directors and officers.

Note 6 - Supplemental Disclosures of Cash Flow Information

Supplemental non-cash investing and financing activities were as follows:

Nine months ended September 30, 2000
------------------------------------

During the nine month period ended September 30, 2000, IFT issued 27,559 shares of common stock as a $87,095 payment on accounts payable-stockholder.

During the nine month period ended September 30, 2000, IFT reduced a note receivable-stockholder by $15,000 and an employee receivable by $468 as a payment on an account payable.

Nine months ended September 30, 1999
------------------------------------

None

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee  $  2,110
Accounting Fees and Expenses                         $ 50,000
Legal Fees and Expenses                              $ 50,000
Miscellaneous                                        $114,000
     Total*                                          $215,267

* All amounts are estimates other than the Commission's registration fee. No portion of these expenses will be borne by the selling shareholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Private Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to:

- any action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred, in connection with the defense or settlement believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation; and

- any other action or suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and had reasonable cause to believe his or her conduct was lawful.

To the extent that a director, officer, employee or agent has been "successful on the merits or otherwise" the corporation must indemnify such person. The articles of incorporation or bylaws may provide that the expenses of officers and directors incurred in defending any such action must be paid as incurred and in advance of the final disposition of such action. The Nevada Private Corporation Law also permits the corporation to purchase and maintain insurance on behalf of the corporation's directors and officers against any liability arising out of their status as such, whether or not the corporation would have the power to indemnify him against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

The Company's Bylaws provide for the following:

Actions Other Than By the Corporation - The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he/she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he/she acted in good faith and in a manner which he/she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he/she reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he/she had reasonable cause to believe that his conduct was unlawful.

Actions By the Corporation - The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he/she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him/her in connection with the defense or settlement of the action or suit if he/she acted in good faith and in a manner which he/she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person of fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Successful Defense - To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he/she must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him/her in connection with the defense.

Required Approval - Any indemnification, unless ordered by a court, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders or persons holding their proxies; or (b) By the board of directors by majority vote of a quorom consisting of directors who were not parties to the act, suit or proceeding; or (c) If a quorom consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion,

The Company intends to obtain liability insurance for its directors and officers covering, subject to exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors or officers of the Company. No such liability coverage is presently in place.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Set forth in chronological order is information regarding shares of common stock issued and options and warrants and other convertible securities granted by IFT during the past three years (April 1997 through January 2001). Also included is the consideration, if any, received by IFT for such shares and options and information relating to the section of the Securities Act of 1933, or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

On July 7, 1999 the stockholders of IFT approved a 1 for 10 reverse stock split which was effective on July 22, 1999. All references in Item 15 Recent Sales of Unregistered Securities have been adjusted retroactively for the split.

(1) In June 1997, IFT conducted a private offering of its common stock. Pursuant to that offering, a total of 7,200 shares of common stock were issued in exchange for $26,000. The price per share was $5.00 for 4,200 of the shares and $1.667 for 3,000 of the shares. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(2) In July 1997, IFT issued 783,944 shares of common stock to certain founding stockholders in exchange for the technology related to its diesel fuel treatment business. The number of shares issued was recorded as a discount equal to the par value of the stock of $.01 per share. The issuance was made in reliance on
Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(3) In July 1997, IFT conducted a private offering of its common stock. Pursuant to that offering, a total of 22,580 shares of common stock were issued in exchange for $118,500. The price per share was $5.00 for 19,001 of the shares, $3.00 for 2,499 of the shares, and $14.815 for 1,080 of the shares. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(4) In July 1997, IFT issued 94,415 shares of common stock to certain stockholders for services provided and to certain corporate officers as additional compensation. The shares issued were valued using the stock at its par value of $.01 per share and approximates the fair value of the service rendered. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(5) In July 1997, IFT issued 6,350 additional shares of common stock to certain stockholders who had previously purchased common stock for cash. The shares issued were valued using the stock at its par value of $.01 per share and was charged against additional paid-in-capital. The issuance was made in reliance on
Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(6) In August 1997, IFT issued 167,000 shares of common stock to certain stockholders for services provided and to certain corporate officers as additional compensation. The number of shares issued were valued at the stocks par value of $.01 per share and approximates the fair value of the service rendered. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(7) In August 1997, IFT issued 40,000 additional shares of common stock to certain stockholders who had previously purchased common stock for cash. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(8) In August 1997, IFT issued 70,000 shares of common stock to David Sindelar in exchange for $25,000. The price per share was $.3571 for the 70,000 shares. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(9) In August 1997, IFT issued 51,800 shares of common stock to certain founding stockholders in exchange for the technology related to its diesel fuel treatment business. A discount was recorded equal to the par value of the stock of $.01 per share. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(10) In September 1997, IFT issued 942,768 shares of common stock to certain stockholders for services provided and 50,000 shares of common stock to certain corporate officers as additional compensation. The number of shares issued were valued at the stocks par value of $.01 per share and approximates the fair value of the services rendered. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(11) In September 1997, IFT issued 95,930 additional shares of common stock to certain stockholders who had previously purchased common stock for cash. The number of shares issued and the par value of the stock of $.01 per share was charged against additional paid-in-capital. The issuance was made in reliance on
Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(12) In September 1997, IFT conducted private offering of its common stock. Pursuant to that offering, a total of 20,050 shares were issued in exchange for $90,000. The price per share was $5.00 for 15,000 of the shares and $2.971 for 5,050 of the shares. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(13) In September 1997, IFT issued 2,927,124 shares of common stock to certain founding stockholders in exchange for the technology related to its diesel fuel treatment business. A discount was recorded equal to the par value of the stock of $.01 per share. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(14) In December 1998, IFT conducted a private offering of its common stock. Pursuant to that offering, a total of 200,000 shares of common stock were issued in exchange for $1,000,000. The price per share was $5.00 for the 200,000 shares. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(15) In January 1999, IFT issued 1,200,000 shares of common stock to a consultant who had been a founder of IFT. This consultant had several individuals provide services in connection with the technology of IFT, provide business contacts to assist IFT in its business plan and to assist in the raising of capital. The number of shares issued was valued at $5.00 per share and approximates the fair value of IFT's common stock at the time of issuance. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(16) In April 1999, IFT conducted a rights offering of its common stock to all shareholders of record on March 31, 1999 to purchase 900 common shares at $.50 per share, a price set by IFT's Board of Directors. Pursuant to that offering, a total of 797,440 shares of common stock were issued in exchange for $397,800 through January, 2000. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(17) In June 1999, IFT issued 2,500 shares to a director. These shares were issued in exchange for serving as a director. The value of these services, $7,000, was determined based on the market value of IFT's stock on the day of issuance. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(18) In July 1999, IFT entered into an advisory agreement with ONKAR Corporation, Ltd. for various services and the right to purchase 1,500,000 shares of IFT's restricted common stock at $.50 per share. IFT issued 500,000 shares of common stock in exchange for $250,000. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(19) In September 1999, IFT issued 1,000,000 shares of common stock to ONKAR Corporation, Ltd. pursuant to their advisory agreement in exchange for $500,000. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(20) In December 1999, IFT issued 423,537 shares of common stock to note holders as conversion of their promissory notes and interest due through October 31, 1999 in the amount of $847,074 at a conversion price of $2.00 per share. The issuance was made in reliance on Section 4(2) of the Securities

Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(21) In January 2000, IFT issued 100,000 shares of common stock in a private placement offering to Observor Acceptances Ltd. in exchange for $200,000. The price per share, as determined by IFT's Board of Directors, was $2.00 for the 100,000 shares. The sole owner of Observor Acceptances Ltd. is a director of IFT. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(22) In January 2000, IFT issued 90,000 shares of common stock pursuant to an employment agreement with its Chief Executive Officer and Chief Operating Officer. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(23) In February 2000, IFT issued 27,559 shares of common stock for legal services performed by Donald Stoecklein. The services performed were valued at $87,000. The stockholder agreed to accept 27,559 shares of IFT's stock as payment for an amount due him. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(24) In February 2000, IFT issued 100,000 shares of common stock related to a consulting agreement in effect at that time. Subsequent to March 31, 2000 the consulting agreement has been amended and the 100,000 shares were recalled and canceled. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(25) In March 2000, IFT issued 65,000 shares of common stock, pursuant the Consultant and Employee Stock Compensation Plan dated January 14, 2000, to five directors as reimbursement for directors' expenses. These shares were valued at $178,750 based on the trading price of IFT's stock at February 23, 2000 of $2.75 per share. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(26) In March 2000, IFT issued 200,000 shares of common stock, pursuant to an award by the Board of Directors, to its Chief Executive Officer and President/Chief Operating Officer. The value of these shares was calculated based on the trading price of IFT's stock at February 23, 2000 totaling $550,000. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising.

The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(27) In May 2000, IFT contingently issued 300,000 shares of its common stock in exchange for 300,000 shares of Blencathia's common stock. IFT merged with and into Blencathia Acquisition Corporation effective October 27, 1999. The shares were valued at $500,000. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(28) In June 2000, IFT issued 250,000 shares of common stock to Observor Acceptances, Ltd. pursuant to a consulting agreement with Harry Demetriou, sole owner of Observor Acceptances, Ltd. The value of these shares, $218,750 was based on the trading price of IFT's stock on June 19, 2000. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(29) In July 2000, IFT issued 100,000 shares of common stock to Stephen C. Juan ("Holder") at $.01 per share as extra consideration for the funds he advanced to IFT pursuant to the terms of the Letter Agreement between IFT and Holder. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares being acquired for investment.

(30) In August 2000, IFT issued 725,000 shares of common stock to fourteen shareholders ("Holders") at $.01 per share as extra consideration for the funds they advanced to IFT pursuant to the terms of the Letter Agreement between IFT and Holders. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares being acquired for investment.

(31) In September 2000, IFT issued 555,000 shares of common stock to 17 shareholders ("Holders") at $.01 per share as extra consideration for the funds they advanced to IFT pursuant to the terms of the Letter Agreement between IFT and Holders. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares being acquired for investment.

(32) In October 2000, IFT issued 650,000 shares of common stock to 6 shareholders ("Holders") at $.01 per share as extra consideration for the funds they advanced to IFT pursuant to the terms of the Letter Agreement between IFT and Holders. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares being acquired for investment.

(33) In October 2000, IFT issued 1,235,000 shares of common stock, pursuant to an award by the Board of Directors, to its Chief Executive Officer, President/Chief Operating Officer and its Board of Directors. The value of these non-vesting shares was calculated based on the trading price of IFT's stock at October 13, 2000 totaling $771,875. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(34) In December 2000, IFT issued 20,000 shares of common stock, pursuant to an award by the Board of Directors, to its Corporate Secretary. The value of these shares was calculated based on the trading price of IFT's stock at December 18, 2000 totaling $8,400. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(35) In December 2000, IFT issued 10,000 shares of common stock to Michael Gianino and 15,000 shares of common stock to Henry Urbanowicz pursuant to consulting agreements. The value of these shares, $10,500, was based on the trading price of IFT's stock on December 18, 2000. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(36) In December 2000, IFT issued, 1,186,669 shares of common stock to note holders as payment of their promissory notes and interest due through December 18, 2000 in the amount of $356,000 at a conversion price of $.30 per share. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(37) In December 2000, IFT issued 1,626,084 shares of common stock to convertible note holders as conversion of their promissory notes through November 27, 2000 in the amount of $374,000 at a conversion price of $.23 per share. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(38) In January 2001, IFT issued 33,333 shares of common stock to a note holder as a payment of their promissory note and interest due through December 18, 2000 in the amount of $10,000 at a conversion price of $.30 per share. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(39) In January 2001, IFT issued 99,000 shares of common stock pursuant to an employment agreement with its Chief Executive Officer and Chief Operating Officer. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

ITEM 16. EXHIBITS.

          *2.1    Agreement and Plan of Merger between Blencathia Acquisition
                  Corporation and International Fuel Technology, Inc.
          *3.1    Certificate of Incorporation of International Fuel Technology,
                  Inc. and all amendments.
          *3.2    By-laws of International Fuel Technology, Inc.
         **5      Consent of Armstrong Teasdale LLP
         *10.1    TPG Consulting Agreement
         *10.2    GEM Convertible Debenture Purchase Agreement
         *10.2.1  Amendment to GEM Securities Purchase Agreement
         *10.3    Jonathan R. Burst Employment Agreement
         *10.4    William J. Lindenmayer Employment Agreement
          10.6    IIG Securities Purchase Agreement
         *16.1    Letter, dated January 21, 2000, from McGladrey & Pullen, LLP to the Registrant regarding resignation of certifying accountant
         *16.2    Letter, dated February 10, 2000, from McGladrey & Pullen,
                  LLP regarding client-auditor relationship.
          23.1    Consents of BDO Seidman, LLP
          23.2    Consents of McGladrey & Pullen, LLP

 *Incorporated by reference to Exhibits to Transitional Report on Form 10-K filed on May 10, 2000
**To be filed by amendment

Financial Statement Schedules
-----------------------------
All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are inapplicable and therefore have been omitted.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Clayton, State of Missouri on February 8, 2001.

                             INTERNATIONAL FUEL TECHNOLOGY, INC.


                             By: /s/ William J. Lindenmayer
                                 -----------------------------------
                                 William J. Lindenmayer, President


Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities noted, have signed this registration statement on February 8, 2001.

Signature                  Title                              Date

/s/ Jonathan R. Burst      Chief Executive Officer, Director  February 8, 2001
------------------------
Jonathan R. Burst

/s/ William J. Lindenmayer President, Director                February 8, 2001
--------------------------
William J. Lindenmayer

/s/ Steven D. Walters      Chief Financial Officer            February 8, 2001
--------------------------
Steven D. Walters

/s/ William H. Center      Director                           February 8, 2001
--------------------------
William H. Center

/s/ David B. Norris        Director                           February 8, 2001
--------------------------
David B. Norris

/s/ Harry Demetriou        Director                           February 8, 2001
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Harry Demetriou